Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-100242

PROSPECTUS
                                 $1,000,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY

                                OFFER TO EXCHANGE

          $200,000,000                                    $800,000,000
 5% EXCHANGE DEBENTURES DUE 2007                 7% EXCHANGE DEBENTURES DUE 2022
         FOR ANY AND ALL                                 FOR ANY AND ALL
     5% DEBENTURES DUE 2007                          7% DEBENTURES DUE 2022

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, FEBRUARY 25, 2003, UNLESS EXTENDED.

           CERTAIN TERMS OF THE NEW DEBENTURES AND THIS EXCHANGE OFFER

o The terms of the $200,000,000 5% Exchange Debentures due 2007 (the New 2007 Debentures) are identical in all material respects to the terms of the $200,000,000 5% Debentures due 2007 (the Old 2007 Debentures). The terms of the $800,000,000 7% Exchange Debentures due 2022 (the New 2022 Debentures) are identical in all material respects to the terms of the $800,000,000 7% Debentures due 2022 (the Old 2022 Debentures). The New 2007 Debentures and the New 2022 Debentures are collectively referred to in this prospectus as the New Debentures. The Old 2007 Debentures and the Old 2022 Debentures are collectively referred to in this prospectus as the Old Debentures. Unlike the Old Debentures, the New Debentures are registered under the Securities Act of 1933, as amended (the Securities Act), and the transfer restrictions and registration rights and related additional interest provisions applicable to the Old Debentures do not apply to the New Debentures.

o Oncor Electric Delivery Company (Oncor) will accept any and all Old Debentures that are properly tendered and not validly withdrawn before the expiration of this exchange offer.

o Tenders of Old Debentures may be validly withdrawn at any time prior to expiration of this exchange offer.

o You will not recognize any income, gain or loss for United States federal income tax purposes as a result of this exchange.

o Old Debentures of each series may be exchanged for New Debentures of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

o Oncor does not intend to apply for listing of the New Debentures on any securities exchange or to arrange for the New Debentures to be quoted on any automated quotation system.

     Each broker-dealer that receives New Debentures for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The related letter of transmittal that is delivered with this prospectus (the Letter of Transmittal) states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus available to any broker-dealer for use in connection with any such resale. See PLAN OF DISTRIBUTION in this prospectus.

     PLEASE SEE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 27, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY........................................................................3
RISK FACTORS..................................................................11
FORWARD-LOOKING INFORMATION...................................................16
USE OF PROCEEDS...............................................................17
CAPITALIZATION AND SHORT-TERM DEBT............................................17
SELECTED FINANCIAL INFORMATION................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
    RESULTS OF OPERATION......................................................19
BUSINESS......................................................................32
MANAGEMENT OF ONCOR...........................................................39
RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES.............................42
THE EXCHANGE OFFER............................................................43
DESCRIPTION OF THE NEW DEBENTURES.............................................51
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................62
PLAN OF DISTRIBUTION..........................................................65
EXPERTS.......................................................................66
VALIDITY OF THE NEW DEBENTURES................................................66
FINANCIAL STATEMENTS.........................................................F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH ONCOR HAS REFERRED YOU. ONCOR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF ONCOR MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE DEBENTURES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.


                       WHERE YOU CAN FIND MORE INFORMATION

     In connection with this exchange offer, Oncor has filed with the SEC a registration statement under the Securities Act relating to the New Debentures to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits and any amendments thereto.

     The public may read and copy any reports or other information that Oncor files with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning Oncor at the following address:

                         Oncor Electric Delivery Company
                               500 N. Akard Street
                               Dallas, Texas 75201
                                  214-486-2000

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM ONCOR NO LATER THAN FEBRUARY 20, 2003 WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE (AS DEFINED BELOW).

                                     SUMMARY

     This summary highlights selected information from this prospectus and does not contain all the information that may be important to you. This summary does not contain all of the information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, Oncor encourages you to read this entire prospectus and the documents to which Oncor refers you.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD DEBENTURES.......   The following debentures were issued
                                        and sold on August 30, 2002 by Oncor in
                                        a transaction not requiring registration under the Securities Act:

                                             o  $200,000,000 5% Debentures due
                                                2007

                                             o  $800,000,000 7% Debentures due
                                                2022

                                        The initial purchasers of the Old
                                        Debentures sold beneficial interests in
                                        the Old Debentures to qualified
                                        institutional buyers pursuant to Rule
                                        144A of the Securities Act and to non-US persons pursuant to Regulation S of the Securities Act. All of the Old Debentures originally issued by Oncor on August 30, 2002 are currently outstanding.

THE EXCHANGE OFFER;
    NEW DEBENTURES...................   Oncor is offering to exchange the New
                                        2007 Debentures for the Old 2007
                                        Debentures and the New 2022 Debentures
                                        for the Old 2022 Debentures. The New
                                        Debentures of each series will have been registered under the Securities Act and be of a like principal amount and like tenor of the respective series of Old
                                        Debentures. Holders of Old Debentures
                                        that properly tender their Old
                                        Debentures and do not validly withdraw
                                        such tender before the Expiration Date
                                        (as defined below) will have the benefit of this exchange offer. Old Debentures of each series may be exchanged for New
                                        Debentures of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Oncor will issue the New
                                        Debentures on or promptly after the
                                        Expiration Date (as defined below). See
                                        THE EXCHANGE OFFER in this prospectus.

EXPIRATION DATE......................   This exchange offer will expire at
                                        5:00 p.m., New York City time, on
                                        February 25, 2003 (the Expiration Date)
                                        unless extended. If extended, the term
                                        Expiration Date will mean the latest
                                        date and time to which this exchange
                                        offer is extended. Oncor will accept for exchange any and all Old Debentures which are properly tendered in this exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on the Expiration Date.

RESALE OF NEW DEBENTURES.............   Based on interpretive letters written by
                                        the staff of the SEC to companies other
                                        than Oncor, Oncor believes that, subject to certain exceptions, the New
                                        Debentures may generally be offered for
                                        resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                                             o  acquire the New Debentures in
                                                the ordinary course of your
                                                business;

                                             o  do not have an arrangement or
                                                understanding with any person to
                                                participate in a distribution of
                                                the New Debentures;

                                             o  are not an affiliate of Oncor
                                                within the meaning of Rule 405
                                                under the Securities Act; and

                                             o  are not a broker-dealer that
                                                acquired the Old Debentures
                                                directly from Oncor.

                                        If Oncor's belief is inaccurate, holders of New Debentures who offer, resell or otherwise transfer New Debentures in violation of the Securities Act may incur liability under that Act. Oncor will not assume or indemnify holders against any such liability.

                                        If you are a broker-dealer that
                                        purchased Old Debentures for your own
                                        account as part of market-making or
                                        trading activities, you must deliver a
                                        prospectus when you sell any of the New
                                        Debentures. Oncor has agreed under a
                                        registration rights agreement that
                                        relates to the Old Debentures to allow
                                        you to use this prospectus for this
                                        purpose for a period of 90 days after
                                        the consummation of this exchange offer.

CONDITIONS TO THIS EXCHANGE OFFER....   Oncor may terminate this exchange offer
                                        before the Expiration Date if it
                                        determines that its ability to proceed
                                        with this exchange offer could be
                                        materially impaired due to

                                             o  any legal or governmental
                                                actions,

                                             o  any new law, statute, rule or
                                                regulation, or

                                             o  any interpretation by the staff
                                                of the SEC of any  existing law,
                                                statute, rule or regulation.
TENDER PROCEDURES--
  BENEFICIAL OWNER...................   If you wish to tender Old Debentures
                                        that are registered in the name of a
                                        broker, dealer, commercial bank, trust
                                        company or other nominee, you should
                                        contact the registered holder promptly
                                        and instruct the registered holder to
                                        tender on your behalf.

                                        IF YOU ARE A BENEFICIAL HOLDER, YOU
                                        SHOULD FOLLOW THE INSTRUCTIONS RECEIVED
                                        FROM YOUR BROKER OR NOMINEE WITH RESPECT
                                        TO TENDERING PROCEDURES AND CONTACT YOUR
                                        BROKER OR NOMINEE DIRECTLY.

TENDER PROCEDURES--
  REGISTERED HOLDERS AND
  DTC PARTICIPANTS...................   If you are a registered holder of Old
                                        Debentures and wish to participate in
                                        this exchange offer, you must complete,
                                        sign and date the accompanying Letter of Transmittal, or a facsimile thereof. If you are a participant in The Depository
                                        Trust Company (DTC), and wish to
                                        participate in this exchange offer, you
                                        must instruct DTC to transmit to the
                                        Exchange Agent (as defined below) a
                                        message indicating that you agree to be
                                        bound by the terms of the Letter of
                                        Transmittal. You should mail or
                                        otherwise transmit the Letter of
                                        Transmittal or facsimile (or agent's
                                        message (as hereinafter defined)),
                                        together with your Old Debentures (in
                                        book-entry form if you are a participant in DTC) and any other required documentation to The Bank of New York
                                        (the Exchange Agent).

GUARANTEED DELIVERY PROCEDURES.......   If you are a holder of Old Debentures
                                        and wish to tender such Old Debentures,
                                        but such Old Debentures are not
                                        immediately available or you cannot
                                        deliver such Old Debentures or the
                                        Letter of Transmittal to the Exchange
                                        Agent prior to the Expiration Date, then you must tender your Old Debentures according to the special guaranteed delivery procedures. See THE EXCHANGE
                                        OFFER in this prospectus.

WITHDRAWAL RIGHTS....................   You may validly withdraw tenders of Old
                                        Debentures at any time before 5:00 p.m., New York City time, on the Expiration
                                        Date.

ACCEPTANCE OF OLD DEBENTURES AND
   DELIVERY OF NEW DEBENTURES........   Subject to the satisfaction or waiver of
                                        the conditions to this exchange offer,
                                        Oncor will accept for exchange any and
                                        all Old Debentures that are properly
                                        tendered and not validly withdrawn
                                        before 5:00 p.m., New York City time, on the Expiration Date. The New Debentures will be delivered promptly after the Expiration Date.

CERTAIN MATERIAL UNITED STATES
   FEDERAL INCOME TAX CONSIDERATIONS.   The exchange of New Debentures of each
                                        series for Old Debentures of the
                                        respective series will not be a taxable
                                        event for United States federal income
                                        tax purposes. As a result, you will not
                                        recognize any income, gain or loss with
                                        respect to any such exchange. See
                                        MATERIAL UNITED STATES FEDERAL INCOME
                                        TAX CONSIDERATIONS in this prospectus.

EFFECT ON HOLDERS OF THE REMAINING
   OLD DEBENTURES....................   Any Old Debentures that remain
                                        outstanding after this exchange offer
                                        (the Remaining Old Debentures) will
                                        continue to be subject to restrictions
                                        on their transfer in accordance with the Securities Act. After this exchange offer, holders of the Remaining Old
                                        Debentures will not (with limited
                                        exceptions) have any further
                                        registration rights (including, but not
                                        limited to, the related additional
                                        interest provisions) with respect to
                                        such debentures. The value of the
                                        Remaining Old Debentures could be
                                        adversely affected by the conclusion of
                                        this exchange offer. There could be no
                                        market for the Remaining Old Debentures
                                        and thus you may be unable to sell such
                                        debentures.

                               THE NEW DEBENTURES

     The terms of the New 2007 Debentures will be identical in all material respects to the terms of the Old 2007 Debentures, and the terms of the New 2022 Debentures will be identical in all material respects to the terms of the Old 2022 Debentures. The New Debentures, however, will be registered under the Securities Act and will not have the registration rights (and related additional interest provisions) or transfer restrictions which were applicable to the Old Debentures. The New Debentures of each series will evidence the same debt as the Old Debentures of the respective series. The New Debentures will be governed by the same indenture as the Old Debentures. For more information about the New Debentures, see DESCRIPTION OF THE NEW DEBENTURES in this prospectus.

ISSUER...............................   Oncor Electric Delivery Company

THE NEW DEBENTURES...................   $200,000,000 principal amount of Oncor's
                                        5% Exchange Debentures due 2007 and
                                        $800,000,000 principal amount of Oncor's
                                        7% Exchange Debentures due 2022, all of
                                        which have been registered under the
                                        Securities Act.

INDENTURE............................   Oncor will issue the New Debentures
                                        under its indenture (Indenture), dated
                                        as of August 1, 2002, from Oncor to The
                                        Bank of New York, as trustee (Trustee),
                                        which is the same indenture under which
                                        the Old Debentures were issued.

RANKING..............................   The New Debentures of each series will
                                        be Oncor's unsecured obligations and
                                        will rank equally with all of Oncor's
                                        other unsecured and unsubordinated
                                        indebtedness and, until a release date
                                        as described herein, effectively junior
                                        to all of Oncor's secured debt. As of
                                        September 30, 2002, Oncor had
                                        approximately $3.1 billion of secured
                                        debt outstanding.

MATURITY.............................   The New 2007 Debentures will mature on
                                        September 1, 2007 and the New 2022


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

                                        Debentures will mature on September 1,
                                        2022.

INTEREST RATE...........................The New 2007 Debentures will bear interest at the annual rate of 5%. The
                                        New 2022 Debentures will bear interest
                                        at the annual rate of 7%. Interest on
                                        each New Debenture will accrue from the
                                        date of the last interest payment on the Old Debentures. If no interest has been paid on the Old Debentures, interest will accrue from August 30, 2002, the date the Old Debentures were issued. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

INTEREST PAYMENT DATES...............   Oncor will pay interest on each series
                                        of the New Debentures semi-annually on
                                        March 1 and September 1, beginning on
                                        March 1, 2003.

REDEMPTION...........................   Oncor may at its option redeem all or
                                        part of each series of the New
                                        Debentures (and/or the Remaining Old
                                        Debentures) at the respective
                                        "make-whole" redemption prices discussed in this prospectus under DESCRIPTION OF
                                        THE NEW DEBENTURES - "Optional
                                        Redemption," plus accrued and unpaid
                                        interest to the redemption date.

LIMITATION ON SECURED DEBT..............If any New Debentures (or Remaining Old
                                        Debentures) are outstanding under the
                                        Indenture, Oncor will not issue, incur
                                        or assume any debt secured by a lien
                                        upon any of Oncor's property (other than Excepted Property, as defined in the Indenture), except for certain permitted secured debt, unless the New Debentures (and the Remaining Old Debentures) are also secured by that lien, without the consent of the holders of a majority of all outstanding securities issued under the Indenture, including the New Debentures (and the Remaining Old Debentures). Permitted secured debt includes additional secured debt issued under Oncor's Mortgage and Deed of Trust, dated as of December 1, 1983 (1983 Mortgage) and Oncor's Indenture and Deed of Trust, dated as of May 1, 2002 (2002 Secured Indenture) See DESCRIPTION OF THE NEW DEBENTURES - "Limitation on Secured Debt" in this prospectus.

RATINGS..............................   The New Debentures are expected to be
                                        assigned ratings consistent with the Old
                                        Debentures. The Old Debentures are
                                        currently rated Baa2 by Moody's
                                        Investors Service, Inc. (Moody's), BBB-
                                        by Standard & Poor's Ratings Services
                                        (S&P), a division of The McGraw Hill
                                        Companies, Inc., and BBB by Fitch, Inc.
                                        (Fitch), the same ratings as those
                                        currently assigned to the Old
                                        Debentures. A rating reflects only the
                                        view of a rating agency, and it is not a recommendation to buy, sell, exchange or hold the Old Debentures or the New
                                        Debentures. Any rating can be revised
                                        upward or downward or withdrawn at any
                                        time by a rating agency if such rating
                                        agency decides that circumstances
                                        warrant that change.

                                        On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas Company (TXU Gas) and Oncor (from Baa1 to Baa2 for Oncor's unsecured debt). Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia), and a stable outlook for TXU US Holdings Company (US Holdings), Oncor and TXU Energy Company LLC (TXU Energy). On December 12, 2002, Fitch downgraded the credit ratings of TXU Corp., its US subsidiaries (from BBB+ to BBB for

                                        Oncor's unsecured debt) and TXU
                                        Australia. Fitch currently maintains a
                                        stable outlook for each such entity. In
                                        October 2002, S&P downgraded the credit
                                        ratings of TXU Corp., its US
                                        subsidiaries (from BBB to BBB- for
                                        Oncor's unsecured debt) and TXU
                                        Australia. S&P currently maintains a
                                        negative outlook for each such entity.
                                        See MANAGEMENT'S DISCUSSION AND ANALYSIS
                                        OF FINANCIAL CONDITION AND RESULTS OF
                                        OPERATIONS - "Financial Condition,
                                        Capital Resources and Results of
                                        Operations - Credit Ratings of TXU
                                        Corp., US Holdings, Oncor and TXU
                                        Energy" in this prospectus for a chart
                                        that contains the current credit ratings of TXU Corp. and certain of its US subsidiaries (including Oncor).

RISK FACTORS ........................   You should carefully consider each of
                                        the factors described in the section of
                                        this prospectus entitled RISK FACTORS
                                        before participating in this exchange
                                        offer.

FORM AND DENOMINATION................   The New Debentures will be represented
                                        by one or more permanent global
                                        certificates in fully registered form.
                                        Each global certificate will be
                                        deposited with the Trustee as custodian
                                        for DTC, and registered in the name of
                                        DTC's nominee, except in certain limited circumstances described in this prospectus. See DESCRIPTION OF THE NEW
                                        DEBENTURES -- "Book-Entry" in this
                                        prospectus.

TRUSTEE AND PAYING AGENT.............   The Bank of New York

GOVERNING LAW........................   The Indenture is, and the New Debentures
                                        will be, governed by the laws of the
                                        State of New York.

                                    BUSINESS

ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES

     Oncor is a regulated utility engaged in the transmission and distribution of electricity in the north-central, eastern and western parts of Texas. Oncor is an indirect, wholly-owned subsidiary of TXU Corp. In this prospectus, "TXU" refers to TXU Corp. together with its direct and indirect subsidiaries.

     TXU is an energy services company that engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales, energy delivery, other energy-related services and, through a joint venture, telecommunications services. TXU serves more than five million customers and owns and operates more than 20,000 megawatts of competitive generation in North America and Australia.

     TXU's principal operations currently are conducted through:

     o US Holdings, formerly TXU Electric Company, of which Oncor and TXU Energy are direct, wholly-owned subsidiaries;

     o    TXU Gas; and

     o    TXU Australia.

     Until the middle of October 2002, TXU also conducted its operations in the United Kingdom (UK) and other European countries through TXU Europe Limited (TXU Europe). Between October 4 and October 14, 2002, the major credit rating agencies downgraded TXU Europe's credit ratings to below investment grade due primarily to continued pressure on operating results in the UK. On October 14, 2002, TXU announced that TXU Europe was offering for sale all or portions of its business. On October 21, 2002, TXU Europe sold certain of its operations. On November 19, 2002, TXU Europe and several of its subsidiaries were placed into the administration process in the UK (similar to bankruptcy proceedings in the US). The proceeds from the sale of certain of TXU Europe's operations, as well as any other proceeds that may be realized, will not be available to TXU Corp. or any of its other subsidiaries (including Oncor). These actions effectively represent a determination by TXU to exit all of its operations in Europe. TXU Corp. expects to record a charge of approximately $4.2 billion in the fourth quarter of 2002, consisting primarily of the write-off of its investment in TXU Europe ($3.7 billion as of September 30, 2002). The charge also includes write-offs of receivables due from TXU Europe and amounts previously recorded in other comprehensive income, consisting primarily of the cumulative translation loss associated with TXU Europe, as well as certain anticipated income tax and other obligations related to the exiting of the European operations. This charge is before consideration of any income tax deduction with respect to the tax basis ($3.4 billion) of TXU Corp.'s investment in TXU Europe, as well as certain income tax contingencies, as such matters continue to be under review. TXU Corp. has no intention to continue to fund the operations or obligations of TXU Europe.

     Within TXU, Oncor, TXU Gas and two subsidiaries of TXU Gas are managed collectively as the Oncor group (Oncor Group) and are reported by TXU Corp. as its energy delivery segment. TXU Gas' two subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company and Oncor Utility Solutions (North America) Company. While these two entities share the Oncor name, they are not subsidiaries of Oncor.

     Neither TXU Corp. nor any of its subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Debentures or any of the Remaining Old Debentures.

     Oncor was formed as part of TXU's response to electric industry restructuring in Texas. Through December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, with the advent of the deregulation of the generation and supply markets pursuant to certain legislation passed during the 1999 session of the Texas legislature (the 1999 Restructuring Legislation), US Holdings transferred its:

     o    regulated electric transmission and distribution assets to Oncor;

     o unregulated electric power generation assets to various subsidiaries of TXU Generation Holdings Company LLC (TXU Generation), an unregulated, wholly-owned subsidiary of TXU Energy; and

     o retail customers to TXU Energy Retail Company LP, also an unregulated, wholly-owned subsidiary of TXU Energy that operates TXU Energy's retail electric provider (REP) business.

     Also, on January 1, 2002 the regulated electric transmission and distribution business of TXU SESCO Company (TXU SESCO), a subsidiary of TXU Corp., was transferred to Oncor.

     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments. Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,698 circuit miles of 345-kilovolt (kV) transmission lines, 9,859 circuit miles of 138-kV and 69-kV transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electric distribution business distributes electricity for REPs in its certificated service area. This service area includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. REPs provide electricity through Oncor to over 2.7 million customers (including 2.4 million residential customers and 350,000 commercial and industrial businesses). Oncor's distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25-kV and 12.5-kV.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP operating in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     Oncor's operations do not include the production or sale of electricity, the procurement, supply or delivery of fuel for the generation of electricity, the solicitation or billing of retail electric customers or service as a provider of last resort.

     Most of Oncor's transmission facilities and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the 2002 Secured Indenture.

ONCOR'S STRATEGY

     Oncor's strategy focuses on the ownership, management and operation of electric transmission and distribution assets. This strategy seeks to aggressively manage operating costs and expenditures through efficiencies and best practices while continuing to build on TXU's tradition of excellent service and high performance.

REGULATION

     Oncor is a rate-regulated electric transmission and distribution utility operating wholly within the State of Texas and is subject to the jurisdiction of the Public Utility Commission of Texas (PUCT) and certain municipalities with respect to rates and service.

     Oncor's current rates were established by an October 3, 2001 final order issued by the PUCT. On December 31, 2001, US Holdings filed a settlement plan (Settlement Plan) with the PUCT, which was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order pursuant to the Settlement Plan authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings and Oncor are unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome. If the PUCT's approval is upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation, including Oncor's transmission and distribution rates and regulatory asset securitization and Oncor's appeal of portions of the PUCT order that deal with mitigation of stranded costs. The Settlement Plan and these ongoing proceedings are discussed in this prospectus under the heading BUSINESS - "Oncor's Business
- Regulation and Rates." The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome of the appeal process will materially affect Oncor's net financial results, as TXU Energy has agreed, under a master separation agreement executed in December 2001 (Business Separation Agreement), to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. See RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES in this prospectus.

     Oncor is also subject to various federal, state and local regulations dealing with environmental matters.

MISCELLANEOUS

     Oncor is a Texas corporation that was formed in November 2001 and began operations on January 1, 2002. The mailing address of Oncor's principal executive offices is 500 N. Akard Street, Dallas, Texas 75201; Oncor's telephone number is (214) 486-2000.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes to such financial statements included elsewhere in this prospectus. The financial information for the transmission and distribution operations included within the combined financial statements for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this information. While Oncor believes that such methodologies are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in these combined financial statements. In addition, the future results of operations and financial position of Oncor could differ materially from the results presented for periods prior to 2002. The condensed consolidated financial information for the nine months ended September 30, 2002 represents the actual results of operations and financial position for Oncor and may not be comparable to the combined financial information for the nine months ended September 30, 2001. In addition, because of the seasonal nature of Oncor's business, results for the interim periods presented may not be indicative of results that may be expected for an entire year.


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                                                -------------                       -----------------------
                                                             2002             2001            2001             2000           1999
                                                             ----             ----            ----             ----           ----
                                                                     (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
   Operating revenues..............................        $  1,551         $1,655          $  2,314          $  2,081       $1,931
   Net income......................................        $    232         $  176          $    228          $    226       $  223
   Ratio of earnings to fixed charges(a) ..........            2.75           2.21              2.24              2.28         2.15

BALANCE SHEET DATA (END OF PERIOD):
   Total assets....................................        $  8,948                         $  8,495          $  8,149
   Property, plant and equipment - net.............        $  6,003                         $  5,802          $  5,445

   Capitalization:
      Long-term debt, less amounts due currently:
        Secured debt...............................        $  2,341                         $  2,082          $  2,671
        Unsecured debt.............................        $  1,000                         $  1,200          $     81
                                                           --------                         --------          --------
           Total...................................        $  3,341                         $  3,282          $  2,752
      Shareholder's equity.........................        $  2,808                         $  2,701          $  2,532
                                                           --------                         --------          --------
             Total Capitalization..................        $  6,149                         $  5,983          $  5,284
                                                           ========                         ========          ========

   Capitalization ratios:
      Long-term debt, less amounts due currently:
        Secured debt...............................           38.1%                            34.8%             50.6%
        Unsecured debt.............................           16.2%                            20.1%              1.5%
                                                           --------                         --------          --------
           Total...................................           54.3%                            54.9%             52.1%
      Shareholder's equity.........................           45.7%                            45.1%             47.9%
                                                           --------                         --------          --------
             Total Capitalization..................          100.0%                           100.0%            100.0%
                                                           ========                         ========          ========
-------------------

      (a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should consider the factors described below. The risks and uncertainties described below are not the only risks Oncor may face. Additional risks and uncertainties not presently known to Oncor or that Oncor currently deems immaterial may impair its business operations. Each of the risks described below could have a material adverse effect on Oncor's business, financial condition or results of operations and could result in a loss or a decrease in the value of your New Debentures (or Remaining Old Debentures).

                       RISKS RELATED TO ONCOR'S BUSINESSES

ONCOR IS OPERATING IN A NEW MARKET ENVIRONMENT IN WHICH ONCOR AND OTHERS HAVE LIMITED OPERATING EXPERIENCE.

     The competitive electric market in Texas is new. Oncor, the PUCT, the Electric Reliability Council of Texas (ERCOT) and other market participants have limited operating history under the market framework created by the 1999 Restructuring Legislation. ERCOT is the independent system operator that is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT region. Its responsibilities include ensuring that information relating to a customer's choice of REP is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted last year and are currently being experienced. Problems in the flow of information between ERCOT, the transmission and distribution utilities and the REPs have resulted in delays in switching customers from one REP to another and have created uncertainty as to the amount of transmission and distribution charges owed by each REP, which has resulted in delays in billing and payment of such amounts. While the flow of information is improving, operational problems in the new system and processes are still being resolved. If these issues are not effectively resolved in a timely manner, Oncor's financial results could be adversely affected.

     Given the newness of the competitive market in Texas, existing laws and regulations governing the market structure could be reconsidered, revised or reinterpreted or new laws or regulations could be adopted. Any changes to such laws or regulations could have a detrimental effect on Oncor's business. In addition, Oncor is subject to changes in other laws or regulations, including the Federal Power Act, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the PUCT and the Federal Energy Regulatory Commission (FERC), with respect to matters including, but not limited to, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities and return on invested capital. Any changes to these laws or regulations could also have a detrimental effect on Oncor's business.

ONCOR'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND ONCOR'S CONTROL.

     A portion of Oncor's revenues is derived from rates that Oncor collects from each REP based on the amount of electricity Oncor distributes on behalf of each such REP. Thus, Oncor's revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage. In addition, the operation of electricity transportation facilities involves many risks, including start up risks, breakdown or failure of equipment and transmission lines, lack of sufficient capital to maintain the facilities, as well as the risk of performance below expected levels of output or efficiency. Also, the cost of repairing damage to Oncor's facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, will adversely impact Oncor's revenues, operating and capital expenses and results of operations. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses. Likewise, Oncor's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

     Also, Oncor's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Oncor could be subject to additional costs and/or the write off of its investment in the project or improvement.

RATE REGULATION OF ONCOR'S BUSINESS MAY DELAY OR DENY ONCOR FULL RECOVERY OF ONCOR'S COSTS.

     Oncor's rates are regulated by the PUCT based on an analysis of Oncor's expenses incurred in a test year. As part of the Settlement Plan, which is discussed in this prospectus under the heading BUSINESS - "Oncor's Business - Regulation and Rates," Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's expenses at any given time. While rate regulation in Texas is premised on the full recovery of prudently incurred costs and a reasonable rate of return on equity, there can be no assurance that the PUCT will judge all of Oncor's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor's cost.

COLLECTION OF ONCOR'S DISTRIBUTION REVENUES IS CONCENTRATED IN A SMALL NUMBER OF REPS.

     Oncor's revenues from the distribution of electricity are collected from REPs that supply the electricity Oncor distributes to such REPs' customers. Currently, Oncor does business with approximately 35 REPs. Oncor depends on these REPs to timely remit these revenues to Oncor. Oncor could experience delays or defaults in payment from these REPs, adversely affecting Oncor's cash flows. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     In addition to revenues, Oncor is owed other significant amounts from TXU Energy. TXU Energy has agreed to hold Oncor harmless, in accordance with the Business Separation Agreement, from the results of any disallowances by the PUCT of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. Further, Oncor has recorded a receivable due from TXU Energy for incremental income taxes Oncor will pay as it collects from customers amounts equivalent to the $1.3 billion principal of the securitization bonds. TXU Energy continues to reimburse Oncor for the excess mitigation credit passed to REP customers by Oncor and for carrying costs on regulatory assets. Oncor's financial results and condition could be adversely affected by any nonperformance of TXU Energy regarding these matters. See the financial statements and related notes to such financial statements included elsewhere in this prospectus for more detailed information related to these obligations of TXU Energy to Oncor.

TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY ADVERSELY AFFECT ONCOR'S REVENUES AND RESULTS OF OPERATIONS.

     The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through Oncor's distribution facilities. While not generally competitive now, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for certain customers. Any reduction in the amount of electric energy distributed by Oncor as a result of these technologies may have an adverse impact on Oncor's revenues and results of operations in the future.

ONCOR IS SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS THAT MAY INCREASE THE COST OF ONCOR'S TRANSMISSION AND DISTRIBUTION OF ELECTRICITY.

     Oncor is subject to extensive federal, state and local environmental statutes, rules and regulations. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

ONCOR IS SUBJECT TO THE EFFECTS OF CHANGES IN TAX RATES OR POLICIES AND THESE EFFECTS MAY HAVE A NEGATIVE IMPACT ON ONCOR'S BUSINESS OR RESULTS OF OPERATIONS.

     Oncor is subject to the effects of new or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, Oncor is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

ONCOR IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT ONCOR'S BUSINESS OR FINANCIAL CONDITION.

     Oncor is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

           RISKS RELATED TO ONCOR'S CORPORATE AND FINANCIAL STRUCTURE

IN THE FUTURE, ONCOR MAY HAVE LIQUIDITY NEEDS THAT MAY BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

     Currently, Oncor is unable to access the commercial paper markets due to events that have impacted TXU Corp. While Oncor believes that its current liquidity facilities are adequate to satisfy its anticipated needs, its future liquidity needs may exceed available sources due to a combination of unfavorable conditions, such as a significant reduction, or a withdrawal, of its credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other US subsidiaries and changes in commercial paper, bank or other credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms. The absence of adequate liquidity could negatively impact Oncor's ability to operate its business, results of operations and financial condition.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND ONCOR'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN ONCOR'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ONCOR'S BUSINESS, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Oncor believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on Oncor's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and Oncor cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

ONCOR'S PARENT COMPANIES ARE NOT OBLIGATED TO HELP MAINTAIN ONCOR'S CAPITAL.

     Oncor is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to Oncor or any of its subsidiaries. Oncor must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources. While, as a member of the TXU corporate group, Oncor operates within policies, including dividend policies, established by TXU Corp. that impact the liquidity of Oncor, the regulation of Oncor's rates provides economic disincentives to any significant reduction of Oncor's equity capitalization and prohibits cross-subsidization of other TXU Corp. group members by Oncor.

     The lack of necessary capital and cash reserves may adversely impact Oncor's growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by rating agencies.

                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD DEBENTURES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

     Any Old Debentures that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Old Debentures will not (with limited exceptions) have any further rights to have their Old Debentures registered under the Securities Act. The value of the Remaining Old Debentures could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Debentures and thus you may be unable to sell such debentures.

LATE DELIVERIES OF OLD DEBENTURES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD DEBENTURES.

     Exchange offerees are responsible for complying with all exchange offer procedures. The issuance of New Debentures in exchange for Old Debentures will only occur upon the proper and timely completion by holders of Old Debentures of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Debentures that wish to exchange such Old Debentures for New Debentures should allow sufficient time for the timely completion of the exchange procedure. Neither Oncor nor the Exchange Agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW DEBENTURES MAY BE RESTRICTED.

     A broker-dealer that purchased Old Debentures for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Debentures. Oncor's obligation to make this prospectus available to broker-dealers is limited. Consequently, Oncor cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Debentures.

     RISKS RELATED TO THE NEW DEBENTURES (AND THE REMAINING OLD DEBENTURES)

THERE IS NO EXISTING MARKET FOR THE NEW DEBENTURES (OR OLD DEBENTURES) AND ONCOR CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     There is no existing market for the New Debentures (or Old Debentures) and Oncor does not intend to apply for listing of the New Debentures (or Old Debentures) on any securities exchange. There can be no assurances as to the liquidity of any market that may develop for the New Debentures (or Old Debentures), the ability of holders to sell their New Debentures (or Old Debentures) or the price at which the holders will be able to sell their New Debentures (or Old Debentures). Future trading prices of the New Debentures (or Old Debentures) will depend on many factors including, among other things, prevailing interest rates, Oncor's operating results and the market for similar securities. If a market for the New Debentures (or Old Debentures) does not develop, purchasers may be unable to resell the New Debentures (or Old Debentures) for an extended period of time. Consequently, a holder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW DEBENTURES (AND THE REMAINING OLD DEBENTURES) MAY FLUCTUATE.

     Oncor's actual operating history began January 1, 2002. The financial statements of Oncor prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows of the unbundled transmission and distribution operations of US Holdings and TXU SESCO. Thus, any material differences between Oncor's actual results and the historical combined results contained in this prospectus could have a significant impact on the market price of the New Debentures (and the Remaining Old Debentures), assuming any such market develops. Likewise, any downgrade of Oncor's credit ratings by Moody's, S&P or Fitch could have a significant impact on the market price of the New Debentures (and the Remaining Old Debentures), assuming any such market develops. On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas and Oncor (from Baa1 to Baa2 for Oncor's unsecured debt). Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia, and a stable outlook for US Holdings, Oncor and TXU Energy. On December 12, 2002, Fitch downgraded the credit ratings of TXU Corp., its US subsidiaries (from BBB+ to BBB for Oncor's unsecured debt) and TXU Australia. Fitch currently maintains a stable outlook for each such entity. In October 2002, S&P downgraded the credit ratings of TXU Corp., its US subsidiaries (from BBB to BBB- for Oncor's unsecured debt) and TXU Australia. S&P currently maintains a negative outlook for each such entity. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Financial Condition, Capital Resources and Results of Operations - Credit Ratings of TXU Corp., US Holdings, Oncor and TXU Energy" in this prospectus for a chart that contains the current credit ratings of TXU Corp. and certain of its US subsidiaries (including Oncor).

      In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither Oncor nor any of its affiliates has engaged in such practices, the market price of Oncor securities, including the New Debentures (and the Remaining Old Debentures) (assuming such a market develops), may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which Oncor has no control.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains statements that are not historical fact and constitute "forward-looking statements". All statements, other than statements of historical fact, that are included in this prospectus that address activity, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, market and industry developments and the growth of Oncor's businesses and operations, are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause Oncor's actual results to differ materially from those projected in any such forward-looking statement:

     O prevailing governmental policies and regulatory actions, including those of the FERC and the PUCT, with respect to:

          o    allowed rates of return;
          o    industry and rate structure;
          o    recovery of investments;
          o    acquisitions and disposals of assets and facilities;
          o    operation and construction of facilities;
          o    changes in tax laws and policies; and
          o changes in and compliance with environmental and safety laws and policies;

     O    implementation of the 1999 Restructuring Legislation;

     O legal and administrative proceedings and settlements, including the pending appeals of the PUCT's approval of the Settlement Plan discussed herein;

     O weather conditions, other natural phenomena and acts of sabotage, wars or other terrorist activities;

     O unanticipated population growth or decline, and changes in market demand and demographic patterns;

     O changes in business strategy, development plans or vendor relationships;

     O    unanticipated changes in interest rates or rates of inflation;

     O    unanticipated changes in operating expenses and capital expenditures;

     O    commercial bank market and capital market conditions;

     O    competition for new business opportunities;

     O inability of various counterparties to meet their obligations with respect to Oncor's financial instruments;

     O    changes in technology used and services offered by Oncor;

     O significant changes in Oncor's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     O    significant changes in critical accounting policies material to Oncor;
          and

     O    actions of rating agencies.

     Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of such factors. Also, Oncor can not assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     The exchange offer contemplated hereby is intended to satisfy some of Oncor's obligations under the related registration rights agreement. Oncor will not receive any cash proceeds from the issuance of the New Debentures in this exchange offer. In exchange for issuing the New Debentures as described in this prospectus, Oncor will receive an equal aggregate principal amount of Old Debentures, which will be cancelled.


                       CAPITALIZATION AND SHORT-TERM DEBT

     The following table shows Oncor's capitalization and short-term debt as of September 30, 2002, and as adjusted. You should read the information in this table together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes included elsewhere in this prospectus.

                                                                                               ADJUSTED(a)
                                                             OUTSTANDING AT     -------------------------------------------
                                                           SEPTEMBER 30,2002           AMOUNT               PERCENT
                                                             (IN MILLIONS)         (IN MILLIONS)

Capitalization:
      Long-term debt, less amounts due currently:
        First Mortgage Bonds .........................           $1,141                 $1,141
        Senior Secured Notes .........................            1,200                  2,050
        Debentures ...................................            1,000                  1,000
                                                                 ------                 ------
           Total long-term debt ......................            3,341                  4,191                60%

      Shareholder's equity                                        2,808                  2,808                40%
                                                                 ------                 ------              -----
                Total Capitalization .................           $6,149                 $6,999              100%
                                                                 ======                 ======              ====
Short-term advances from affiliates ..................           $   30                 $   --
Notes payable - commercial paper......................           $  103                 $   --
Long-term debt due currently..........................           $  722                 $  217(b)

-------------------

(a) To give effect to (i) the net increase of $506 million in short-term advances from affiliates since September 30, 2002 ($400 million of which was used to redeem $400 million principal amount of Oncor's First Mortgage Bonds Floating Rate Series C due June 15, 2003), (ii) the repayment of $103 million principal amount of outstanding commercial paper since September 30, 2002,
(iii) the repayment of $18 million principal amount of Oncor's Medium Term Notes Series D that matured in November 2002 and (iv) the issuance of $850 million of Oncor's senior secured notes on December 20, 2002 and the application of a portion of the net proceeds thereof to (A) repurchase approximately $62 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds 6 3/4% Series due March 1, 2003 and approximately $25 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds 6 3/4% Series due April 1, 2003 and (B) repay $536 million principal amount of outstanding short-term advances from affiliates.

(b) Approximately $203 million of this amount represents first mortgage bonds that were defeased by Oncor on December 20, 2002. The funds for such defeasance were deposited with the trustee for such first mortgage bonds with irrevocable instructions from Oncor to apply such deposited proceeds to the payment of principal and interest on such first mortgage bonds through maturity.

                         SELECTED FINANCIAL INFORMATION

     The following table presents Oncor's selected financial information. Although Oncor began operations on January 1, 2002 (and is not a successor to US Holdings or TXU SESCO), it is voluntarily providing selected financial information for the years ended 2001, 2000 and 1999 based on the combined historical financial data for the unbundled transmission and distribution operations of US Holdings and TXU SESCO. Similar selected financial data for years prior to 1999 is not available without unreasonable or undue effort, expense or burden. The information set forth below should be read together with the section of this prospectus entitled MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and related notes to such financial statements included elsewhere in this prospectus. The financial information for the transmission and distribution operations included within the combined financial statements for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this information. While Oncor believes that such methodologies are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in these combined financial statements. In addition, the future results of operations and financial position of Oncor could differ materially from the results presented for periods prior to 2002. The condensed consolidated financial information for the nine months ended September 30, 2002 represents the actual results of operations and financial position for Oncor and may not be comparable to the combined financial information for the nine months ended September 30, 2001. In addition, because of the seasonal nature of Oncor's business, results for the interim periods presented may not be indicative of results that may be expected for an entire year.

                                                           NINE MONTHS ENDED
                                                              SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                                              -------------                         -----------------------
                                                          2002             2001             2001             2000             1999
                                                          ----             ----             ----             ----             ----
                                                                   (MILLIONS OF DOLLARS EXCEPT RATIOS AND PERCENTAGES)

INCOME STATEMENT DATA:
  Operating revenues ........................        $   1,551        $   1,655        $   2,314        $   2,081        $   1,931
  Operating expenses ........................        $   1,149        $   1,266        $   1,820        $   1,597        $   1,444
  Operating income ..........................        $     402        $     389        $     494        $     484        $     487
  Net income ................................        $     232        $     176        $     228        $     226        $     223
  Ratio of earnings to fixed charges(a)......             2.75             2.21             2.24             2.28             2.15

BALANCE SHEET DATA (END OF PERIOD):
  Total assets ..............................        $   8,948                         $   8,495        $   8,149
  Property, plant and equipment-- net .......        $   6,003                         $   5,802        $   5,445

  Capitalization:
   Long-term debt, less amounts due currently:
      Secured debt ..........................        $   2,341                         $   2,082        $   2,671
      Unsecured debt.........................        $   1,000                         $   1,200        $      81
                                                     ---------                         ---------        ---------
       Total ................................        $   3,341                         $   3,282        $   2,752
   Shareholder's equity .....................            2,808                             2,701            2,532
                                                     ---------                         ---------        ---------
        Total Capitalization ................        $   6,149                         $   5,983        $   5,284
                                                     =========                         =========        =========

  Capitalization ratios:
   Long-term debt, less amounts due currently:
      Secured debt ..........................           38.1%                             34.8%            50.6%
      Unsecured debt ........................           16.2%                             20.1%             1.5%
                                                       ------                          --------         --------
       Total ................................           54.3%                             54.9%            52.1%
   Shareholder's equity .....................           45.7%                             45.1%            47.9%
                                                     --------                          --------         --------
        Total Capitalization ................          100.0%                            100.0%           100.0%
                                                     ========                          ========         ========
OTHER FINANCIAL DATA:
  Cash provided by (used in) operating
   activities ...............................        $      62         $    468         $    675         $    441         $    623
  Capital expenditures ......................        $     389         $    497         $    635         $    517         $    489
-------------------

(a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the sections of this prospectus entitled RISK FACTORS and SELECTED FINANCIAL INFORMATION and Oncor's financial statements and related notes to such financial statements included elsewhere in this prospectus. For a discussion of the entities that comprise Oncor and the use of historical data to prepare Oncor's financial statements, see notes 1 and 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and note 1 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus.

OVERVIEW

     Oncor was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective
January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from US Holdings and TXU SESCO effective on January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. Oncor's largest distribution customer is TXU Energy, which is another wholly-owned subsidiary of US Holdings and which represents the substantial majority of Oncor's revenues at this time. Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     The financial statements of Oncor prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows of the unbundled transmission and distribution operations of US Holdings and TXU SESCO. These businesses were operated by subsidiaries of TXU Corp. under common ownership and control for the periods prior to January 1, 2002. The financial information of US Holdings' transmission and distribution business included in the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical Oncor revenues were determined by unbundling the transmission and distribution component of revenues from US Holdings' bundled rate charged to customers. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated.

     See notes 1 and 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and notes 1 and 2 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus for more information regarding the business restructuring and the basis of presentation for the financial information included in this section of this prospectus, which reflects certain assumptions and estimates used in unbundling US Holdings' historical financial information. Oncor believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented herein.

     The financial information for the three and nine months ended September 30, 2002 represents the actual results of operations and financial position of Oncor and may not be comparable to the combined financial information for the three and nine months ended September 30, 2001.

CRITICAL ACCOUNTING POLICIES

     Oncor's significant accounting policies are detailed in note 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and note 2 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus. Oncor follows accounting principles generally accepted in the United States of America. In applying these accounting policies in the preparation of its financial statements, Oncor is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of Oncor that are affected by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

     Regulatory Assets and Liabilities -- The combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from Oncor's transmission and distribution operations and those assigned from US Holdings that arose from US Holdings' generation operations. For more information, see note 3 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus. TXU Energy has agreed under the Business Separation Agreement to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation.

     Revenue Recognition -- Electric transmission and distribution revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

RESULTS OF OPERATIONS

     The following discussion addresses changes in individual line items of the income statement. However, as a regulated entity, Oncor's revenues are designed to recover reasonable and necessary operating costs in addition to an allowed return on its invested capital. As part of the Settlement Plan, Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's costs and allowed return on invested capital at any given time.

THREE MONTHS ENDED SEPTEMBER 30, 2002 VERSUS THREE MONTHS ENDED SEPTEMBER 30,
2001

     Oncor's operating revenues decreased $93 million, or 14%, to $557 million for the third quarter of 2002. The decline was due primarily to the effect of certain revenues, related to load imbalances within the Electric Reliability Council of Texas (ERCOT), that are reported by TXU Energy beginning in 2002. Distribution revenues rose 5% on a 7% increase in electricity volumes delivered, excluding $17 million in unfavorable adjustments in the quarter related to estimates of unbilled revenues. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in reported revenues.

     Operation and maintenance expense decreased $11 million, or 5%, to $193 million for the third quarter of 2002. Lower expense in 2002 primarily reflected decreases totaling $27 million in customer support costs and lower bad debt expense resulting from the changed character of Oncor's customers. Since
January 1, 2002, most of the 2.7 million electricity customers of US Holdings whose service was formerly regulated have been free to choose from REPs who compete for their business. These competing REPs, including TXU Energy, are now Oncor's primary customers. Accordingly, the transfer of certain customer-related functions from Oncor to TXU Energy resulted in decreased operation and maintenance expense for Oncor. Partially offsetting this effect were higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulations, and increased transmission fees paid to other T&D companies, as well as an increase in total net pension and postretirement benefit expense of $3 million, to $6 million in 2002.

     Depreciation and amortization increased $5 million, or 8%, to $65 million for the third quarter of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Taxes other than income decreased $42 million, or 30%, to $97 million for the third quarter of 2002. This decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor. Local gross receipts taxes continue to be reported in Oncor's results.

     Interest income rose $11 million, or 100%, for the third quarter of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     Interest expense and other charges decreased $3 million, or 4%, to $66 million for the third quarter of 2002. This decrease was due to the retirement of long-term debt with higher interest rates than new debt issued.

     Income tax expense is allocated between operating income, after interest expense and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.6% in 2002 from 36.5% in 2001 due primarily to the effect of nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

     Net income decreased $16 million, or 14%, to $96 million for the third quarter of 2002. The decrease reflected lower revenues, partially offset by lower taxes other than income, lower operation and maintenance expense and higher interest income. Net pension and postretirement benefit expense reduced net income by $4 million in 2002 and $2 million in 2001.

NINE MONTHS ENDED SEPTEMBER 30, 2002 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2001

     Oncor's operating revenues decreased $104 million, or 6%, to $1.6 billion for the first nine months of 2002. The decline was due primarily to the impact of certain revenues reported by TXU Energy in 2002, as described above. Distribution revenues rose 7% on a 6% increase in electricity volumes delivered. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in revenues.

     Operation and maintenance expense decreased $46 million, or 8%, to $560 million for the first nine months of 2002. Lower expense in 2002 primarily reflected decreases totaling $79 million in customer support expenses and lower bad debt expense resulting from the changed character of Oncor's customers as discussed above, partially offset by higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulators, and increased fees paid to other T&D companies. Also, total net pension and postretirement benefit expense increased $10 million to $19 million in 2002.

     Depreciation and amortization increased $18 million, or 10%, to $196 million for the first nine months of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Taxes other than income taxes decreased $104 million, or 27%, to $284 million for the first nine months of 2002. The decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor.

     Interest income rose $34 million, or 100%, for the first nine months of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     Interest expense and other charges decreased $19 million, or 9%, to $193 million for the first nine months of 2002. This decrease was due primarily to the retirement of long-term debt with higher interest rates than new debt issued.

     Income tax expense is allocated between operating income, after interest and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.3% in 2002 from 34.7% in 2001.

     Net income increased by $56 million, or 32%, to $232 million for the first nine months of 2002. The improvement reflected lower taxes other than income, lower operation and maintenance expenses and higher interest income, partially offset by lower revenues. Net pension and postretirement benefit expense reduced net income by $12 million in 2002 and $6 million in 2001.

YEAR ENDED DECEMBER 31, 2001 VERSUS YEAR ENDED DECEMBER 31, 2000

     Oncor's historical revenues allocated from US Holdings were determined by unbundling the transmission and distribution component of revenues from US Holdings' bundled rate charged to customers for all operations combined. The historical revenues of TXU SESCO's transmission and distribution business included in Oncor's historical combined financial statements were derived from the separate historical financial statements of TXU SESCO. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Under continuing regulation, Oncor will have the opportunity to recover increases in operating costs and other expenses through adjustments to its regulated transmission and distribution rates.

     Oncor's operating revenues increased by $233 million, or 11%, to $2.3 billion in 2001, primarily as a result of higher recoverable costs in 2001. Electric energy deliveries in gigawatt-hours declined 1% in 2001 due to milder, more normal weather and a slowing economy, partially offset by the effect of 2% growth in the number of end-use consumers within Oncor's service territory.

     Total operating expenses increased $223 million, or 14%, to $1.8 billion in 2001. Operation and maintenance expense increased $109 million, or 13%, to $920 million. Higher operation and maintenance expense in 2001 reflected several factors, including: increased bad debt expense, which was driven by the rise in fuel-related charges; increases in transmission costs; and systems-related expenses incurred in preparing for the restructuring of the Texas electricity markets. Operation and maintenance expense in both years included certain recoverable charges (accelerated recovery of regulatory assets of $73 million in 2001 and $52 million in 2000). Property, plant and equipment additions in 2001 and 2000 to upgrade system capability and reliability resulted in the $7 million increase in depreciation and amortization expense in 2001. Taxes other than income taxes increased $107 million in 2001, primarily due to higher state and local gross receipts taxes and higher regulatory assessments as a result of the rise in revenues upon which such taxes are based in late 2000 and early 2001.

     Interest expense, net of interest income, increased $11 million, or 4%, to $274 million in 2001, due to higher average debt balances, including advances from affiliates, during 2001 compared to 2000.

Income tax expense was $119 million in 2001 (including $118 million charged to operating expenses and $1 million charged to other income (deductions)), resulting in an effective tax rate of 34% in 2001 compared to 35% in 2000. Net income increased by $2 million, or 1%, to $228 million in 2001.

YEAR ENDED DECEMBER 31, 2000 VERSUS YEAR ENDED DECEMBER 31, 1999

     Operating revenues increased $150 million, or 8%, to $2.1 billion in 2000, largely in line with growth in electric energy delivery volumes, which for 2000 were 6% higher than in 1999. This increase was due to the effects of warmer than normal summer weather and an extremely cold fourth quarter of 2000, as well as a 2% increase in end-use consumers.

     Total operating expenses increased $153 million, or 11%, to $1.6 billion. Higher operation and maintenance expense accounted for $101 million of the total increase in operating expenses, which reflected a $52 million recoverable write-off of certain restructuring expenses and other regulatory assets, as well as increased regulated third-party transmission rates. Depreciation and amortization expense was $21 million higher in 2000 compared to 1999. 2000 reflects a full year of depreciation expense, whereas prior to July 1, 1999, depreciation expense had been redirected from transmission and distribution assets to nuclear production assets in accordance with regulatory orders. This regulatory practice ceased following the 1999 Restructuring Legislation. In addition, depreciation expense increased due to property, plant and equipment additions to improve system capability and reliability. Taxes other than income taxes, primarily representing gross receipts taxes, increased $13 million.

     Other income (deductions) - net decreased to $3 million in income in 2000 from $17 million in 1999. Results in 1999 were affected by a $12 million (pre-tax) gain on a settlement related to a transmission services agreement with another utility company.

     Interest expense, net of interest income, decreased $16 million, or 6%, to $263 million in 2000, primarily due to the remarketing of certain debt at lower interest rates.

     Income tax expense increased $14 million, or 13%, to $120 million in 2000 (including $118 million charged to operating expenses and $2 million charged to other income (deductions)), resulting in an effective tax rate of 35% in 2000 compared to 32% in 1999. The effective tax rate in 2000 was affected by higher state income taxes, while 1999 was affected by the resolution of a tax contingency. Net income increased by $3 million, or 1%, to $226 million in 2000.

COMPREHENSIVE INCOME

     Oncor has historically used, and may continue to use, derivatives that are highly effective in offsetting future cash flow volatility in interest rates. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

     The amounts included in other comprehensive income reflect the value of the cash flow hedges to be used in the future to offset the impact on related payments of expected changes in interest. The effects of the accounting hedges will be recorded in the statement of income as the related transactions are actually settled.

     Other comprehensive income for the nine months ended September 30, 2002 reflected a loss of $25 million (net of tax effect), which was due to a decrease in the fair value of interest rate hedges because of lower interest rates.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows -- Cash flows provided by operating activities during the first nine months of 2002 were $62 million compared to $468 million for 2001. The decrease of $406 million reflected higher accounts receivable of $277 million in 2002, largely from TXU Energy, due to the start-up of billing REPs for T&D charges effective January 1, 2002, and a $133 million effect of the excess mitigation credit (see note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus) passed to customers, which is offset in financing activities as the related note receivable from TXU Energy is collected.

     Cash flows provided by operating activities were $675 million in 2001 compared to $441 million and $623 million in 2000 and 1999, respectively. The increase in cash flows provided by operating activities in 2001 was due largely to significant increases in accounts payable to affiliates and lower cash payments for income taxes. The increase in accounts payable relates to billings from affiliates for professional services incurred primarily to address compliance issues associated with the restructuring of the Texas electric industry effective January 1, 2002. Cash payments allocated from US Holdings to Oncor for income taxes decreased to $33 million in 2001 from $125 million in 2000. This decrease was attributable to several factors, including a tax refund received during 2001, as well as the impact of higher deductions for expenses such as bad debts and software development. In 2000, the decrease in cash flows from operating activities was also largely due to cash payments for income taxes, which were $125 million in 2000 versus a refund of $33 million in 1999.

     Cash flows provided by financing activities during the first nine months of 2002 were $336 million, compared to $16 million for 2001. In 2002, Oncor issued $103 million in commercial paper, $1.0 billion of fixed rate debentures and $1.2 billion of senior secured notes. Also, in 2002, Oncor retired $580 million of debt, repurchased stock in the aggregate amount of $100 million and made net repayments of $1.2 billion of advances from affiliates, including amounts classified as long-term debt.

     Cash flows used in financing activities were $66 million in 2001 compared to cash flows provided by financing activities of $81 million in 2000 and cash flows used in financing activities of $114 million in 1999. As a result of the restructuring of US Holdings and related refinancings, there were substantial early retirements and issuances of long-term debt in 2001. Financing transactions during the year ended December 31, 2001 associated with debt allocated from US Holdings included the following:

                                                      ISSUANCES     REPURCHASES/
                                                      ---------     ------------
                                                                    RETIREMENTS
                                                                    -----------
                                                         (MILLIONS OF DOLLARS)
       First mortgage bonds.......................          $400          $848
       Advances from affiliates - net.............           964             -
       Other debt.................................            -             72
                                                          ------          ----
                  Total...........................        $1,364          $920
                                                          ======          ====

     At December 31, 2001, $1.2 billion of advances from affiliates was classified as long-term debt because Oncor anticipated refinancing these advances with long-term debt to be issued during 2002. In May 2002, Oncor refinanced these advances with long-term debt.

     Cash flows used in investing activities, which primarily consisted of capital expenditures, were $432 million and $485 million for the nine months ended September 30, 2002 and 2001, respectively. Investing activities in 2002 also reflected $39 million in cash disbursed to settle interest rate swaps as discussed in note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     Cash flows used in investing activities for 2001 totaled $596 million versus $505 million for 2000 and $509 million for 1999. Capital expenditures were $635 million, $517 million and $489 million for 2001, 2000 and 1999, respectively. Increases in capital expenditures were primarily associated with transmission and distribution infrastructure development and improvements to prepare for the restructuring of the Texas electricity markets. Capital expenditures are estimated at $526 million for 2002, including spending for maintenance and growth of existing operations as well as discretionary spending on potential development projects, and are expected to be funded by cash flows from operations.

     Issuances and Retirements -- During the nine months ended September 30, 2002, Oncor issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                       ISSUANCES    RETIREMENTS
                                                       ---------    -----------
                                                         (MILLIONS OF DOLLARS)
      First mortgage bonds..........................      $  --          $525
      Senior secured notes .........................      1,200            --
      Medium term notes.............................         --            55
      Fixed rate debentures (Old Debentures)........      1,000             -
                                                         ------          ----
                Total...............................     $2,200          $580
                                                         ======          ====


     See note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus for further detail of debt issuances and retirements.

     On December 15, 2002 Oncor redeemed its $400 million Floating Rate Series C First Mortgage Bonds due June 15, 2003.

     On December 20, 2002, Oncor issued $850 million principal amount of its senior secured notes to defease, repurchase for retirement or redeem an equal principal amount of its first mortgage bonds, and entered into a secured credit facility for up to $150 million which will be used for general corporate purposes at Oncor. The senior secured notes were issued in two series. The first series ($500 million) bears interest at the rate of 6.375% and matures in 2015 and the second series ($350 million) bears interest at the rate of 7.250% and matures in 2033.

     CREDIT FACILITIES - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:


                                                                                                 CREDIT FACILITIES
                                                                            --------------------------------------------------------
                                                                                      AT SEPTEMBER 30, 2002   AT NOVEMBER 5, 2002(a)
                                                                                      ----------------------  ----------------------
                                                              AUTHORIZED    FACILITY  LETTERS OF     CASH     LETTERS OF     CASH
     FACILITY                             EXPIRATION DATE     BORROWERS      LIMIT      CREDIT    BORROWINGS    CREDIT    BORROWINGS
     --------                             ---------------     ---------      -----      ------    ----------    ------    ----------
                                                                                            (MILLIONS OF DOLLARS)
364-Day Revolving Credit Facility........  April 2003     US Holdings, TXU
                                                           Energy, Oncor     $1,000      $ 81        $ --        $ 88      $  912
Five-Year Revolving Credit Facility(b)...  February 2005  US Holdings         1,400       462          --         461         939
Three-Year Revolving Credit Facility.....  May 2005       TXU Corp.             500        --         350          --         500
Standby Liquidity Facility(d)............  November 2002  US Holdings           400        --          --          --         400
Standby Liquidity Facility(d)............  November 2002  US Holdings, TXU
                                                           Energy, Oncor        400        --          --          --         400
                                                                             ------      ----        ----        ----      ------
     Total(c)............................                                    $3,700      $543        $350        $549      $3,151
                                                                             ======      ====        ====        ====      ======

----------

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper. (See discussion below under Recent Actions by TXU )

(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.

(c)   Supported commercial paper borrowings.

(d) Borrowings of $800 million against these facilities have been repaid. These facilities expired on November 30, 2002.

     On December 20, 2002, Oncor entered into a secured credit facility for up to $150 million. Oncor intends to use this facility for general corporate purposes at Oncor. This facility has not been drawn upon, and is not reflected in the credit facilities chart set forth above.

     In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that expired on November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expired on November 30, 2002. Borrowings of $800 million against those facilities have been repaid.

     In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility is being used for working capital and general corporate purposes.

     In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is being used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

     In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets have become inaccessible to Oncor and TXU Energy. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its US and Australian subsidiaries are mitigated.

     All of the credit facilities discussed above, with the exception of the Oncor facility that was entered into on December 20, 2002, are included in the credit facilities table above.

     Over the next twelve months, Oncor and its subsidiaries will have financing needs to fund ongoing working capital requirements and maturities of debt. Oncor and its subsidiaries have funded or intend to fund these financing needs through cash on hand, cash flows from operations, short-term credit facilities and the issuance of long-term debt or other securities. Other potential sources of funding include bank borrowings and commercial paper issuances.

     Oncor is also provided short-term financing by TXU Corp. and affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

RECENT ACTIONS BY TXU

     In October 2002, TXU made a determination to exit its TXU Europe operations. Further, in consideration of concerns in US financial markets about its liquidity, such concerns having already been prevalent in the markets with respect to the performance of the US energy sector, TXU took the following actions to strengthen TXU Corp.'s and its US and Australian subsidiaries' credit position:

     o Reduced the TXU Corp. common stock dividend by 80% to an annual indicated rate of $.50 per share effective with the dividend payable on January 2, 2003.

     o Significantly reduced planned capital expenditures in all of TXU's businesses. These reductions are primarily directed to developmental as opposed to maintenance spending.

     o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions.

     o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default (TXU Australia's financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)

     o US Holdings and TXU Energy drew $2.6 billion in cash on their US revolving credit facilities. Oncor is not obligated with respect to any of these funds.

     o On November 22, 2002, TXU Energy issued $750 million of 9% exchangeable subordinated notes due 2012. The net proceeds were used to repay a portion of the $800 million outstanding under the two Standby Liquidity Facilities discussed above which expired on November 30, 2002. Oncor is not obligated with respect to these notes of TXU Energy.

     o On December 2, 2002, TXU Corp. issued approximately $516 million of common stock.

     o On December 20, 2002, Oncor issued $850 million principal amount of its senior secured notes to defease, repurchase for retirement or redeem an equal principal amount of its first mortgage bonds, and entered into a secured credit facility for up to $150 million which will be used for general corporate purposes at Oncor.

CREDIT RATINGS OF TXU CORP., US HOLDINGS, ONCOR AND TXU ENERGY

      The current credit ratings for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:


                            TXU Corp.    US Holdings     Oncor      TXU Energy
                            ---------    -----------     -----      ----------
                             (Senior       (Senior     (Secured/      (Senior
                           Unsecured)    Unsecured)    Unsecured)   Unsecured)

      S&P...............      BBB-           BBB-       BBB/BBB-         BBB

      Moody's...........       Ba1           Baa3       Baa1/Baa2       Baa2

      Fitch.............      BBB-           BBB-       BBB+/BBB         BBB

     On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas and Oncor. Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia, and a stable outlook for US Holdings, TXU Energy and Oncor. On December 12, 2002, Fitch downgraded the credit ratings of TXU Corp., its US subsidiaries and TXU Australia. Fitch currently maintains a stable outlook for each such entity. In October 2002, S&P downgraded the credit ratings of TXU Corp., its US subsidiaries and TXU Australia. S&P currently maintains a negative outlook for each such entity. The current credit ratings listed above reflect the above referenced action taken by the respective credit rating agency.

     A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- The terms of certain financing arrangements of Oncor and US Holdings contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholder's equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of September 30, 2002, Oncor and US Holdings were in compliance with all such applicable covenants.

     Certain financing and other arrangements of TXU Corp., US Holdings and Oncor contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

     Credit Rating Provisions
     ------------------------

     Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, SESCO Energy Services Company and Oncor), are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     Certain agreements of US Holdings and Oncor, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

     Cross Default Provisions
     ------------------------

     Certain financing arrangements of TXU Corp., US Holdings and Oncor contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

     A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day Revolving Credit Facility, the $1.4 billion US Holdings 5-Year Revolving Credit Facility and two TXU Energy letter of credit reimbursement and credit facility agreements ($68.1 million and $54.2 million currently outstanding, respectively). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day Revolving Credit Facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

     The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility would terminate.

     US Holdings and Oncor have other arrangements, including interest rate swap agreements and leases, with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

     REGULATORY ASSET SECURITIZATION -- The Settlement Plan approved by the PUCT, and subject to appeal, provides Oncor with a financing order authorizing it to issue transition (securitization) bonds in the aggregate principal amount of $1.3 billion to monetize and recover generation-related regulatory assets. The Settlement Plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million followed by a second issuance for the remainder after 2003. See note 5 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     RETAIL CLAWBACK -- The 1999 Restructuring Legislation included a provision to incent affiliated REPs of utilities to actively compete for customers outside their traditional service areas. If TXU Energy retains more than 60% of its residential and small business customers in its traditional service area after the first two years of competition, TXU Energy would pay a retail clawback amount to Oncor over a two-year period, which Oncor will apply as a credit to (reduction of) its delivery rates to REPs, including TXU Energy, serving customers under price-to-beat rates. The amount of the retail clawback will be equal to the number of residential and small business customers retained by TXU Energy in its traditional service area as of January 1, 2004 less the number of new customers added outside that service area as of that date, multiplied by $90. The calculation will be done separately for each of the residential and small business classes. The terms of the retail clawback, as described above, are pursuant to the Settlement Plan approved by the PUCT and subject to appeal. The retail clawback will have no effect on Oncor's earnings or cash flows.

     CAPITALIZATION -- As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 would consist of approximately 40% shareholder's equity and 60% debt (total short-term and long-term debt and advances from affiliates) to match the capital structure upon which the transmission and distribution rates approved by the PUCT are based. At September 30, 2002, the capitalization ratio was consistent with this determination.

     In April 2002, Oncor repurchased 69,000 shares of its common stock (adjusted for stock split) from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares (adjusted for stock split) of its common stock from US Holdings for $50 million. US Holdings used the proceeds from the share repurchases to repay advances from TXU Corp. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

     MINIMUM PENSION LIABILITY -- TXU Corp. believes that if actual investment returns continue at current levels and interest rates remain unchanged through the rest of the year, it will be required to record an increase in minimum pension liability as of December 31, 2002. The minimum pension liability represents the difference between the excess of accumulated benefit obligation over the plans' assets and the liability recorded. A majority of the liability would be recorded as a reduction to shareholder's equity, as a component of accumulated comprehensive income. A preliminary estimate based on information available at this time indicates that the minimum pension liability for the TXU Corp. plan would be approximately $140 million. The recording of the liability will not affect TXU Corp.'s or any of its subsidiaries' financial covenants in any of their credit agreements.

     Further, based on the current assumptions and available information, in 2003 funding requirements related to the pension plans are expected to increase by $10 million and pension expense is expected to increase approximately $30 million over the current year amounts for TXU Corp. Amounts applicable to Oncor have not yet been determined.

CONTINGENCIES

     LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. All of the plaintiff-cities have now executed a settlement agreement to settle this suit. The resolution of this suit will not have a material effect on Oncor's financial position, results of operations or cash flows.

     GENERAL -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

REGULATION AND RATES

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed the Settlement Plan with the PUCT, which was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order, pursuant to the Settlement Plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings and Oncor are unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome. If the PUCT's orders are upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the PUCT of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation.

     The principal and interest on the securitization bonds would be secured by payments from retail customers to provide recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once the securitization bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the securitization bonds. Any amount of the $1.8 billion which is in excess of the cash flows from the customer payments to service the securitization bonds will be expensed by Oncor at the time such shortfall, if any, is determined. US Holdings is unable to predict when the appeal of the financing order will be concluded; however, assuming the securitization bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the securitization bonds by approximately $130 million.

     OPEN-ACCESS TRANSMISSION -- At the federal level, FERC Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO, which are named defendants in both suits, are unable to predict the outcome of this litigation.

CHANGES IN ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill ($0.8 million annually) ceased effective January 1, 2002.

     In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or nine month periods ended September 30, 2001. The annual test for impairment will be made as of October 1 each year.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard effective with 2003 reporting.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the potential loss Oncor may incur as a result of changes in the market or fair value of a particular instrument. As a result of regulation of Oncor's business, Oncor has minimal exposure to energy price risk. To manage risks related to changes in interest rates, Oncor may enter into derivative instruments and other contractual commitments for non-trading purposes.

     Interest Rate Risk -- The table below provides information concerning Oncor's financial instruments as of September 30, 2002 and December 31, 2001 that are sensitive to changes in interest rates. Unamortized debt issuance discounts are excluded from the table. The primary change from December 2001 is due to the change in components of long-term debt outstanding, resulting from issuances and retirements as described in note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included in this prospectus. Oncor may enter into interest rate swaps under which it agrees to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. Weighted average variable rates are based on rates in effect at the reporting date.

                                                                                                 SEPTEMBER 30,
                                                     EXPECTED MATURITY DATE                           2002         DECEMBER 31, 2001
                              --------------------------------------------------------------    ----------------   -----------------

                                               (MILLIONS OF DOLLARS, EXCEPT PERCENTS)
                                                                                       THERE-              FAIR                FAIR
                              2002     2003       2004    2005        2006    2007     AFTER     TOTAL     VALUE     TOTAL    VALUE
                              ----     ----       ----    ----        ----    ----     -----     -----     -----     -----    -----
Long-term Debt
  (including current
   maturities)

Fixed Rate................    $ 18     $304       $221    $ 92        $--     $ 200    $2,851    $3,686    $3,868    $2,052   $2,082
   Average interest rate..    6.55%    6.89%      7.16%   6.75%        --      5.00%     7.09%     6.95%       --     7.78%       --
Variable Rate ............    $ --     $400       $ --    $ --        $--     $  --    $   --    $  400    $  400    $1,600   $1,600
   Average interest rate..      --     2.43%        --      --         --        --        --      2.43%       --     2.93%       --

     Credit Risk -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's primary customers are REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs adopted by the PUCT. Additionally, the PUCT's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the transmission and distribution services provided and invoiced by Oncor are to its affiliated REP, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

                                    BUSINESS

OVERVIEW OF ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES

     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor was formed in the fourth quarter of 2001 and began operations on January 1, 2002. On that date, the regulated transmission and distribution assets of US Holdings and TXU SESCO were transferred to Oncor in connection with the "unbundling" of those assets required by the 1999 Restructuring Legislation. See - "Overview of the Restructuring" below. Oncor is a wholly owned subsidiary of US Holdings. Prior to January 1, 2002, US Holdings was a vertically-integrated electric utility directly engaged in the production, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas. US Holdings is a wholly-owned subsidiary of TXU Corp.

     TXU is an energy services company that engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales, energy delivery, other energy-related services and, through a joint venture, telecommunications services. TXU serves more than five million customers and owns and operates more than 20,000 megawatts of competitive generation in North America and Australia.

     Within TXU, Oncor, TXU Gas and two subsidiaries of TXU Gas are managed collectively as the Oncor Group and reported by TXU Corp. as its energy delivery segment. TXU Gas' two subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company and Oncor Utility Solutions (North America) Company. While these two entities share the Oncor name, they are not subsidiaries of Oncor.

     Neither TXU Corp. nor any of its subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Debentures or any of the Remaining Old Debentures.

     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,698 circuit miles of 345-kV transmission lines and 9,859 circuit miles of 138-kV and 69-kV transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electric distribution business distributes electricity for REPs in its certificated service area. Oncor's service area includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. These REPs provide electricity through Oncor to over 2.7 million customers (including 2.4 million residential customers and 350,000 commercial and industrial businesses). Oncor's distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25-kV and 12.5-kV.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP operating in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     Oncor's operations do not include the production or sale of electricity, the generation, supply or delivery of fuel for the generation of electricity, the solicitation or billing of retail electric customers or service as a provider of last resort.

      For a more detailed discussion of Oncor's principal operations see "Oncor's Business" below.

OVERVIEW OF THE RESTRUCTURING

     Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas. Among other matters, the l999 Restructuring Legislation provided that by January 1, 2002, each electric utility was required to separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution company or separate transmission and distribution companies. As a result, TXU restructured certain of its businesses effective January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     Until December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, US Holdings transferred to Oncor its regulated transmission and distribution business and transferred to various subsidiaries of TXU Energy its generation assets and retail customers. Also, on January 1, 2002, the regulated electric transmission and distribution business of TXU SESCO was transferred to Oncor. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the REP business of TXU SESCO; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. US Holdings and its subsidiaries possess all necessary franchises, licenses and certificates to enable them to conduct their businesses.

     The diagrams below summarize TXU's principal US legal entities and their relationships before and after the restructuring of TXU required by the 1999 Restructuring Legislation:

CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - Before Restructuring
Top Box, centered, labeled - TXU Corp.
Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric Company Next level - 1 box (under first box), labeled - TXU Energy Trading

Right Column
Title (centered over column) - After Restructuring
Top box, centered, labeled - TXU Corp.
Next level - 2 boxes, labeled (left to right) - TXU Gas, US Holdings*
Next level - 2 boxes under second box, labeled (left to right) - TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) - TXU Generation, TXU Energy Trading,** TXU Energy Retail

--------------------------
*  Formerly TXU Electric Company
** Currently TXU Porfolio Management Company

                                [GRAPHIC OMITTED]

     A more detailed discussion of each of Oncor's principal operations follows.

ONCOR'S BUSINESS

     SERVICE AREA -- Oncor's service area is located in the north-central, eastern and western parts of Texas, with a population in excess of 7 million - about one-third of the population of Texas. Electric service is provided to approximately 2.7 million customers in 92 counties and 370 incorporated municipalities, including the Dallas-Fort Worth metropolitan area. The area is a diversified commercial and industrial center with substantial banking, insurance, telecommunications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the state.

     ELECTRIC TRANSMISSION -- Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities through business practices consistent with the standard of conduct rules enacted by the PUCT. The transmission system transverses almost 200,000 square miles of Texas and consists of 4,698 circuit miles of 345-kilovolt (kV) transmission lines, 9,859 circuit miles of 138- and 69-kV transmission line and over 900 substations. Oncor is connected by eight 345-kV lines to Reliant Energy Inc.; by three 345-kV, eight 138-kV and nine 69-kV lines to American Electric Power Company; by two 345-kV and eight 138-kV lines to the Lower Colorado River Authority; by four 345-kV and nine 138-kV lines to the Texas Municipal Power Agency; by two asynchronous High Voltage Direct Current interconnections to utilities in the Southwest Power Pool; and at several points with smaller systems operating wholly within Texas. Approximately 29,800 megawatts of generation capacity owned by ERCOT market participants, including TXU Energy, is connected to the Oncor transmission system.

     Oncor is a member of ERCOT, an intrastate network of investor-owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electric power systems in Texas, the Independent System Operator (ISO) of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

     Oncor's electric transmission business supports the operation of the ERCOT ISO and all ERCOT members. The transmission business has planning, design, construction, operation and maintenance responsibility for the transmission grid and for the load serving substations. The transmission business is participating with the ISO and other ERCOT utilities to plan, design and obtain regulatory approval for and construct new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations on the ERCOT transmission grid. (See "Construction Program" below)

     Transmission services are provided under tariffs approved by the PUCT and the FERC. Transmission service offers the use of the transmission system for delivery of power over facilities operating at 60,000 volts and above. Transformation service offers the use of substation assets to transform voltage to below 60,000 volts. Other services offered by the transmission business include system impact studies, facilities studies, and maintenance of substations and transmission lines owned by other parties.

     ELECTRIC DISTRIBUTION -- Oncor's electric distribution business distributes electricity for REPs in its certificated service area. These REPs provide electricity through Oncor to over 2.7 million end-use consumers (including
2.4 million residential consumers and 350,000 commercial and industrial businesses). Oncor's electric distribution business consists of the ownership, management, construction, maintenance and operation of the distribution network within Oncor's certificated service area. The number of distribution network connections within Oncor's service territory has been growing an average of more than 2% a year over the past several years. Operations include metering services, outage response services and call center operations. In some municipalities, operations also include operation of the street lighting systems. As part of the restructuring of the Texas electric utility market, metering services will be provided on a competitive basis beginning in January 2004 for commercial and industrial customers and at the latest by September 2005 for residential customers.

     Oncor's electric distribution business provides non-discriminatory open access to Oncor's distribution facilities through business practices consistent with the terms and conditions for retail delivery service enacted by the PUCT. Effective January 1, 2002, most of the 2.7 million electricity consumers of US Holdings whose service was formerly regulated are free to choose from REPs who compete for their business. The competing REPs are now Oncor's primary customers. (See "Customers" below)

     Oncor's distribution network receives electricity from the transmission grid through power distribution substations and distributes electricity to end users and wholesale customers through 2,863 distribution feeders. The Oncor distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of the distribution network operates at 25-kV and 12.5-kV.

     Distribution services are provided under tariffs approved by the PUCT. New PUCT rules and market protocols govern the commercial retail operations of distribution companies and other market participants.

     Most of Oncor's transmission facilities and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the 2002 Secured Indenture.

     STRATEGY -- As legislative, regulatory, economic and technological changes occur, the energy and utility industries are faced with increasing pressure to become more efficient while adhering to regulatory requirements. Oncor's strategy considers a number of variables, including price, reliability of service, the cost of energy alternatives, new technologies and governmental regulations. Oncor aggressively manages its operating costs and capital expenditures through streamlined business processes. These strategies focus on asset ownership, management and operation and include initiatives to improve return on assets and to maximize value.

     Service quality, reliability and efficiency are of paramount importance to REPs, their customers, and Oncor. Oncor intends to play a key role in the new competitive energy marketplace by being dependable and flexible, and continuing to build on TXU's tradition of low cost and high performance.

     CONSTRUCTION PROGRAM -- Construction expenditures for the years 2002 through 2004 are estimated as follows:

                                   2002             2003            2004
                                   ----             ----            ----
                                           (Millions of Dollars)
          Transmission          $    212         $   217         $    240
          Distribution               309             323              310
                                --------         -------         --------
                    Total       $    521         $   540         $    550
                                ========         ========        ========

     CUSTOMERS -- There are no individually significant unaffiliated customers upon which Oncor's business or results of operations are highly dependent.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution customers. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP served in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Each REP is licensed by the PUCT and must satisfy credit criteria and/or post collateral under PUCT regulations. PUCT regulations require REPs to pay invoices from distribution companies within 35 days of receipt. Oncor provides REPs with invoices and related meter readings on a daily basis.

     REGULATION AND RATES -- Oncor is subject to various federal, state and local regulations. Oncor believes that it is not a public utility as defined in the Federal Power Act, as amended, and has been advised by its counsel that it is not subject to general regulation under such Act. Oncor possesses all necessary franchises, licenses and certificates to enable it to conduct its businesses.

     The PUCT has original jurisdiction over Oncor's transmission rates and services. With respect to Oncor's distribution rates and services, the PUCT has original jurisdiction in unincorporated areas and those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, the Public Utility Regulatory Act has prohibited the collection of any rates or charges by a public utility that does not have the prior approval of the PUCT.

     Regulatory Settlement Plan -- The Settlement Plan was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order pursuant to the Settlement Plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings and Oncor are unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome of the appeal process. If the

PUCT's approval is upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome of the appeal process will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. See RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES in this prospectus.

     The major terms of the Settlement Plan relating to Oncor are:

     o Transmission and Distribution Rates-- In 2002, Oncor will implement an excess mitigation credit in the amount of $350 million (plus interest), applied over a two-year period as a reduction to transmission and distribution rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as disbursement agent on behalf of TXU Energy. TXU Energy has agreed to reimburse Oncor for the financial results of reducing its non-bypassable tariffs with respect to the excess mitigation credit.

     o Regulatory Asset Securitization -- Oncor has received a financing order, which, if upheld on appeal, authorizes it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The financing order provides for an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance for the remainder after 2003. The Settlement Plan and related financing order resolve all issues related to generation-related regulatory assets and liabilities.

     o Lawsuit and Regulatory Proceeding Resolution-- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     Implementation of the 1999 Restructuring Legislation -- As noted in the appropriate sections of the following discussion, the Settlement Plan, if PUCT approval is upheld, will result in the final determination concerning certain provisions of the legislation. If the PUCT's approval of the Settlement Plan is not upheld, certain other proceedings discussed below will remain unresolved.

     Rates -- All REPs operating in Oncor's service area, including TXU Energy, pay the same rates and other charges for distribution services. All other distribution companies in the ERCOT region pay Oncor the same rates and other charges for transmission services. Oncor's distribution rates are based on amounts of energy delivered. Transmission rates are based upon amounts of energy transmitted under "postage stamp" rates that do not vary with the distance the energy is transmitted. The transmission and distribution rates that are in effect as of January 1, 2002 for Oncor are based upon the resolution of US Holdings' rate case brought before the PUCT, discussed below.

     Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective
July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of US Holdings' and TXU SESCO's revenues, with a corresponding regulatory liability recorded.

     On October 3, 2001, the PUCT issued a final order that addressed Oncor's charges for transmission and distribution service when retail competition would begin. Among other things, that order required Oncor to reduce rates (with a corresponding reimbursement from TXU Energy), over the period from 2002-2008, for both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On
June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the PUCT to vacate the portions of its then preliminary orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court denied the petition. The PUCT's decision continues to be under appeal to the Travis County, Texas District Court.

     Stranded Cost Recovery -- In October 1999, US Holdings filed an application with the PUCT for a financing order (Docket No. 21527) to permit the issuance by a special purpose subsidiary of Oncor of $1.65 billion of transition (securitization) bonds secured by payments, in the form of a non-bypassable charge, from retail customers. On May 1, 2000, the PUCT signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the PUCT's financing order, affirmed other aspects of the PUCT's financing order, and ordered the case remanded to the PUCT for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow the special purpose subsidiary of Oncor to issue securitization bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the PUCT for determination of the final amount of permitted securitization. On January 2, 2002, the remand proceeding (Docket No. 24892) was consolidated with Docket No. 25230 relating to the Settlement Plan. However, on August 5, 2002, the PUCT issued a financing order, in connection with its approval of the Settlement Plan authorizing the issuance of securitization bonds of $1.3 billion. Appeals of the PUCT's approval of the Settlement Plan and related financing order are pending. US Holdings and Oncor cannot predict when the appeal process will be completed, but Oncor is prepared to move quickly in connection with the issuance of securitization bonds if the financing order issued by the PUCT is upheld. If the PUCT's approval of the financing order is upheld, issues involving securitization will be resolved.

     As noted above, the principal and interest on the securitization bonds would be secured by payments from retail consumers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once securitization bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the securitization bonds. Any amount of the $1.8 billion which is in excess of the cash flows from securitization bonds will be expensed at the time such shortfall, if any, is determined. US Holdings and Oncor are unable to predict when the appeal of the financing order will be concluded; however, assuming the securitization bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the securitization bonds by approximately $130 million.

     Open-Access Transmission -- At the federal level, FERC Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated, and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

     Environmental -- Oncor is subject to various federal, state and local regulations dealing with environmental matters. These matters primarily include:

     o    storm water discharges from large construction sites,

     o the protection of wetlands, the habitats of endangered and threatened species and cultural resources in the siting of transmission rights of way,

     o    the regulation of underground gasoline storage tanks,

     o    the management and disposal of hazardous wastes, and

     o    the abatement of oil spills from occasional equipment failures.

     In the past, polychlorinated biphenyls (PCBs) were commonly utilized in transformers and other transmission and distribution equipment as insulation. In accordance with policies that meet or exceed industry and regulatory standards, Oncor maintains an ongoing program of identifying PCB-contaminated equipment and abating the contaminates. Oncor estimates that less than 5% of its equipment in use is PCB-contaminated under Environmental-Protection Agency standards. Over time all PCB-contaminated equipment will be replaced by Oncor.

     Oncor utilizes waste disposal sites operated by third parties for the disposal of PCBs, lubricating oil, lighting and other wastes. Oncor has a program of regularly auditing these sites for compliance with applicable regulations.

     Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. All of the plaintiff-cities have now executed a settlement agreement to settle this suit. The resolution of this suit will not have a material effect on Oncor's financial position, results of operations or cash flows.

     Oncor is party to other lawsuits arising in the ordinary course of its business. Oncor believes, based on its current knowledge and advice of counsel, that the ultimate resolution of all such lawsuits and claims should not have a material adverse effect on its financial position, results of operation or cash flows.

                               MANAGEMENT OF ONCOR

     TXU Corp. controls US Holdings, and US Holdings, in turn, controls Oncor. US Holdings elects Oncor's board of directors, and US Holdings may choose to appoint additional directors, or remove current directors, from time to time at its discretion. Each member of the board of directors holds office until a successor is elected and qualified or until resignation or removal. Oncor's board of directors elects its officers and each of Oncor's officers serve at the discretion of the board of directors. Oncor began operations on January 1, 2002; consequently, Oncor's management did not receive any compensation for services rendered to Oncor prior to that date. Oncor's directors receive no compensation in their capacity as directors.

BOARD OF DIRECTORS

                                   OTHER POSITIONS AND
                                  OFFICES PRESENTLY HELD     DATE FIRST ELECTED AS          PRESENT PRINCIPAL OCCUPATION OR
                                        WITH ONCOR                 DIRECTOR                    EMPLOYMENT AND PRINCIPAL
                                  (CURRENT TERM EXPIRES      (CURRENT TERM EXPIRES         BUSINESS (PRECEDING FIVE YEARS),
NAME OF DIRECTOR      AGE              IN MAY 2003)              IN MAY 2003)                     OTHER DIRECTORSHIPS
--------------------- ----        ----------------------     ---------------------     ---------------------------------------

T. L. Baker            57           Vice Chairman               November 6, 2001       Vice Chairman of Oncor and TXU Gas; prior
                                                                                         thereto, President of Oncor and TXU Gas;
                                                                                         prior thereto, President of TXU Electric
                                                                                         Company; prior thereto, President,
                                                                                         Electric Service Division of TXU
                                                                                         Electric Company, TXU Gas Distribution
                                                                                         Division of TXU Gas (TXU Gas
                                                                                         Distribution) and TXU SESCO; prior
                                                                                         thereto, Executive Vice President of TXU
                                                                                         Electric Company; prior thereto, Senior
                                                                                         Vice President of TXU Electric Company;
                                                                                         other directorships: TXU Gas.

Michael J. McNally     48                None                   November 6, 2001       Executive Vice President and Chief Financial
                                                                                         Officer of TXU Corp. and Executive Vice
                                                                                         President of US Holdings; prior thereto,
                                                                                         President, Transmission Division of TXU
                                                                                         Electric Company; other directorships:
                                                                                         US Holdings, TXU Energy, TXU Gas and TXU
                                                                                         Europe Limited.

Erle Nye               65     Chairman of the Board and         November 6, 2001       Chairman of the Board and Chief Executive of
                                   Chief Executive                                       TXU Corp., Oncor, TXU Energy, TXU Gas and
                                                                                         US Holdings; prior thereto, President
                                                                                         and Chief Executive of TXU Corp. and
                                                                                         Chairman of the Board and Chief
                                                                                         Executive of TXU Electric Company; other
                                                                                         directorships: TXU Corp., US Holdings,
                                                                                         TXU Energy, TXU Gas and TXU Europe
                                                                                         Limited.

Eric H. Peterson       42                None                   November 1, 2002       Executive Vice President and General Counsel
                                                                                         of TXU Corp.; prior thereto, Senior Vice
                                                                                         President and General Counsel for DTE
                                                                                         Energy; prior thereto, Partner in the
                                                                                         law firm of Worsham, Forsythe &
                                                                                         Wooldridge; other directorships: US
                                                                                         Holdings, TXU Energy and TXU Gas.

R. A. Wooldridge       64                None                   November 6, 2001       Partner in the law firm of Hunton & Williams;
                                                                                         other directorships: US Holdings, TXU
                                                                                         Energy, TXU Gas and TXU Europe Limited.

EXECUTIVE OFFICERS


                                 POSITIONS AND OFFICES         DATE FIRST ELECTED TO
                                     PRESENTLY HELD               PRESENT OFFICES
                                 (CURRENT TERM EXPIRES         (CURRENT TERM EXPIRES                  BUSINESS EXPERIENCE
NAME OF OFFICER       AGE            IN MAY 2003)                 IN MAY 2003)                      (PRECEDING FIVE YEARS)
------------------   -----     ---------------------------   --------------------------  -------------------------------------------

Erle Nye               65         Chairman of the Board and     November 12, 2001        Chairman of the Board and Chief Executive
                                       Chief Executive                                      of TXU Corp., Oncor, TXU Energy, TXU
                                                                                            Gas and US Holdings; prior thereto,
                                                                                            President and Chief Executive of TXU
                                                                                            Corp. and Chairman of the Board and
                                                                                            Chief Executive of TXU Electric Company.

T. L. Baker            57               Vice Chairman           November 4, 2002         Vice Chairman of Oncor and TXU Gas; prior
                                                                                            thereto, President of Oncor and TXU
                                                                                            Gas; prior thereto, President of
                                                                                            TXU Electric Company; prior
                                                                                            thereto, President, Electric
                                                                                            Service Division of TXU Electric
                                                                                            Company, TXU Gas Distribution and
                                                                                            TXU SESCO; prior thereto, Executive
                                                                                            Vice President of TXU Electric
                                                                                            Company; prior thereto, Senior Vice
                                                                                            President of TXU Electric Company.

M. S. Greene           57                 President             November 4, 2002         President of Oncor; prior thereto,
                                                                                            President of Transmission Division of
                                                                                            Oncor and TXU Lone Star Pipeline
                                                                                            Division of TXU Gas; prior thereto,
                                                                                            Executive Vice President of TXU Fuel
                                                                                            Company and TXU Mining Company.

Scott R. Longhurst     35           Senior Vice President       November 4, 2002         Senior Vice President of Oncor and TXU Gas;
                                                                                            prior thereto, Senior Vice
                                                                                            President - Finance and Strategy of
                                                                                            Oncor and TXU Gas; prior thereto,
                                                                                            Vice President - Corporate
                                                                                            Financial Planning of TXU Business
                                                                                            Services Company; prior thereto,
                                                                                            Vice President of Finance of TXU
                                                                                            Europe Limited; prior thereto,
                                                                                            Chief Financial Officer of Shell
                                                                                            Oil Products Joint Venture Saudi
                                                                                            Arabia.


    There is no family relationship between any of the above-named directors and executive officers.

OWNERSHIP OF ONCOR'S COMMON STOCK

     All of Oncor's common stock is owned by US Holdings, a wholly-owned subsidiary of TXU Corp. There is no public trading market for Oncor's common stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following lists the common stock of TXU Corp. owned by the directors and executive officers of Oncor at November 6, 2002. The named individuals have sole voting and investment power for the shares of common stock reported. Ownership of such common stock by the directors and executive officers, individually and as a group, constituted less than 1% of the outstanding shares of TXU Corp. common stock at November 6, 2002.

           NAME                        BENEFICIALLY OWNED     SHARE PLAN(1)           TOTAL
           ----                        ------------------     -------------           -----

                                                            (NUMBER OF SHARES)

T. L. Baker.......................            90,973               27,916            118,889

M. S. Greene .....................            30,159               18,999             49,158

Scott R. Longhurst................             8,638                  397              9,035

Michael J. McNally................           126,098               33,508            159,606

Erle Nye..........................           418,065               87,204            505,269

Eric H. Peterson                              26,266                    0             26,266

R. A. Wooldridge..................             8,560                    0              8,560
All directors and executive
   officers as a group (7)........           708,759              168,024            876,783
-------------------

(1) Share units held in deferred compensation accounts under the TXU Deferred and Incentive Compensation Plan (DICP), or in the case of Mr. Longhurst, share units under the TXU Europe Group Sharesave Scheme (the Europe Plan). Although the DICP allows such units to be paid only in the form of cash, investments in units under the DICP and the Europe Plan create essentially the same investment stake in the performance of TXU Corp.'s common stock as do investments in actual shares of common stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     R. A. Wooldridge, a director of Oncor, is a partner of Hunton & Williams, which provides legal services to Oncor, TXU Corp. and other affiliates of Oncor.

                RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES

     On January 1, 2002, the regulated transmission and distribution assets of US Holdings and TXU SESCO (collectively, the T&D Assets) were transferred to Oncor in connection with the restructuring of TXU accomplished pursuant to the 1999 Restructuring Legislation. The relationships of the TXU entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in the Business Separation Agreement.

     The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated business' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. Oncor's sole responsibility shall be to act as collection or disbursement agent and Oncor has no rights or obligations with respect to any such amounts collected or refunded. These collection agent obligations will be resolved by the proposed regulatory settlement. See "BUSINESS -- "Oncor's Business -- Regulation and Rates" above. In addition, pursuant to the Business Separation Agreement, Oncor

     o assumed all liabilities and obligations relating to the T&D Assets and the business and operations related thereto, accruing or arising prior to or after January 1, 2002;

     o assumed certain litigation pending at January 1, 2002 relating to the T&D Assets; and

     o agreed to indemnify the other TXU entities for liabilities and obligations assumed.

     In connection with the restructuring, Oncor entered into other agreements with TXU entities. The Decommissioning Funds Collection Agent Agreement between Oncor and TXU Generation provides for the collection by Oncor and the remittance to TXU Generation of a decommissioning funds tariff in an amount determined and approved by the PUCT for the decommissioning of the Comanche Peak nuclear generating station. Oncor acts merely as a collection agent for TXU Generation under this agreement and is not otherwise obligated for decommissioning costs.

     Oncor entered into two ERCOT Standard Generation Interconnection Agreements with TXU Generation for the interconnection between Oncor's transmission and distribution facilities and the generation facilities owned by TXU Generation. A Transmission Maintenance Agreement with TXU Generation provides for maintenance and operation support services by Oncor to the generation facilities owned by TXU Generation.

     Oncor assumed certain interconnection obligations of US Holdings under three power purchase agreements with unaffiliated entities. In addition, US Holdings remains obligated on Oncor's first mortgage bonds.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Oncor is offering to exchange the New 2007 Debentures for the Old 2007 Debentures and the New 2022 Debentures for the Old 2022 Debentures, as described herein. Unlike the Old Debentures, the New Debentures will be registered under the Securities Act.

     The Old Debentures were sold to Barclays Capital Inc., J.P. Morgan Securities Inc., Siebert Brandford Shank & Co., L.L.C. and The Williams Capital Group, L.P. (the Initial Purchasers) on August 30, 2002. In connection with the sale of the Old Debentures, Oncor and the Initial Purchasers entered into a registration rights agreement, dated August 30, 2002 (the Registration Rights Agreement), which requires Oncor, among other things, to:

          (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act with respect to both series of the New Debentures identical in all material respects to the respective series of Old Debentures to be declared effective under the Securities Act within 270 days after August 30, 2002, and upon such effectiveness to promptly offer both series of registered New Debentures for the respective series of unregistered Old Debentures and consummate such exchange offer within 315 days after August 30, 2002 and/or

          (b) in certain circumstances, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Debentures or New Debentures, as the case may be, to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file such shelf registration statement and
     (ii) 270 days after August 30, 2002.

     The Registration Rights Agreement also provides that if Oncor fails to perform any of its obligations set forth in (a) and (b) above, the interest rate will be increased by 0.50% per annum until any such default is cured, or if earlier, the date on which the Old Debentures may first be resold in reliance on Rule 144(k) of the Securities Act, provided however, the additional interest rate may not exceed in the aggregate 0.50% per annum.

     The New Debentures of each series referred to in (a) above will be issued in a like principal amount and identical in all material respects as the respective series of Old Debentures, except that the New Debentures will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Debentures, unlike the Old Debentures, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Debentures do not apply to the New Debentures.

     A copy of the Registration Rights Agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. The exchange offer contemplated hereby is being made pursuant to the Registration Rights Agreement to satisfy some of Oncor's obligations under that agreement.

     The term "holder" with respect to this exchange offer means any person in whose name Old Debentures are registered on Oncor's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Debentures are held of record by DTC.

     By tendering Old Debentures for New Debentures in this exchange offer, a holder is deemed to represent to Oncor, among other things, that

     O any New Debentures to be received by such holder will be acquired in the ordinary course of such holder's business,

     O such holder has no arrangement or understanding with any person to participate in the distribution of the New Debentures within the meaning of the Securities Act,

     O such holder is not an "affiliate" of Oncor, as defined in Rule 405 under the Securities Act, or if such holder is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and

     O if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution of such New Debentures.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, Oncor believes that the New Debentures issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of such New Debentures (other than any such holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such New Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Debentures. Any holder who tenders Old Debentures in this exchange offer for the purpose of participating in a distribution of the New Debentures cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Debentures. In the event that Oncor's belief is not correct, holders of the New Debentures who transfer New Debentures in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Oncor will not assume or indemnify holders against any such liability.

     Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of such New Debentures. Any such broker-dealer may use this prospectus for such purpose. Any such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Debentures received in exchange for an unsold allotment of Old Debentures purchased directly from Oncor. See PLAN OF DISTRIBUTION.

     Oncor has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in this exchange offer.

     This exchange offer is not being made to, nor will Oncor accept tenders for exchange from, holders of Old Debentures in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, Oncor will accept any and all Old Debentures properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender their Old Debentures in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Debenture accepted for exchange, the holder of the Old Debenture will receive a New Debenture (of the respective series) having a principal amount equal to that of the surrendered Old Debenture.

     The form and terms of the New Debentures of each series will be the same as the form and terms of the Old Debentures of the respective series. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to such Old Debentures will not be applicable to the New Debentures and the New Debentures, unlike the Old Debentures, will be registered under the Securities Act. The New Debentures of each series will evidence the same debt as the Old Debentures of the respective series. The New Debentures will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Debentures were issued.

     No interest will be paid in connection with the exchange. The New Debentures will bear interest, at the respective interest rate, from and including the last Interest Payment Date (as hereinafter defined) on the Old Debentures, or if an Interest Payment Date has not yet occurred, from and including August 30, 2002, the date the Old Debentures were issued. Accordingly, the holders of Old Debentures that are accepted for exchange will not receive accrued but unpaid interest on such Old Debentures at the time of tender or exchange. Rather, such interest will be paid on the exchanged New Debentures on the first Interest Payment Date after the Expiration Date.

     As of the date of this prospectus, $200,000,000 in aggregate principal amount of the Old 2007 Debentures and $800,000,000 in aggregate principal amount of the Old 2022 Debentures is outstanding. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Debentures.

     Oncor will be deemed to have accepted validly tendered Old Debentures when it shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Debentures from Oncor.

     The Remaining Old Notes will remain outstanding and will be entitled to the rights and benefits of the Indenture. If any tendered Old Debentures are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein or otherwise, such Old Debentures will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     As defined hereinabove, Expiration Date means 5:00 p.m., New York City time, on February 25, 2003 unless extended. If extended, "Expiration Date" means the latest date and time to which this exchange offer is extended.

     Oncor will notify the Exchange Agent of any extension of the current Expiration Date by oral (promptly confirmed in writing) or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such Expiration Date.

     Oncor reserves the right, in its sole discretion,

     O to delay accepting any Old Debentures, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent, or

     O    to amend the terms of this exchange offer in any manner.

     Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If Oncor amends this exchange offer in a manner that Oncor determines, in its sole discretion, constitutes a material change, Oncor will promptly disclose such material amendment by means of a prospectus supplement. Oncor will distribute such prospectus supplement to the registered holders of Old Debentures, and will extend this exchange offer to the extent required by law.

     Without limiting the manner in which Oncor may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, Oncor will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to this exchange offer, Oncor will accept, promptly after the Expiration Date, all Old Debentures properly tendered and not validly withdrawn and will issue New Debentures of the respective series promptly after acceptance of such Old Debentures. See "Conditions to the Exchange Offer." For purposes of this exchange offer, Oncor will be deemed to have accepted properly tendered Old Debentures for exchange when it shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     New Debentures will only be issued after the Exchange Agent timely receives
(1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and
(2) all other required documents. However, Oncor reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

     Old Debentures that are not accepted for exchange and Old Debentures submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of this exchange offer, Oncor will not be required to exchange any New Debentures for any Old Debentures and may terminate this exchange offer before the acceptance of any Old Debentures for exchange, if:

     O any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

     O any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer.

     If Oncor determines in its sole discretion that any of the above conditions exist, Oncor may

     O refuse to accept any tendered Old Debentures and return all previously tendered Old Debentures to the tendering holders,

     O extend this exchange offer and retain all Old Debentures tendered prior to the Expiration Date, subject, however, to the rights of holders who tendered such Old Debentures to withdraw their tendered Old Debentures, or

     O waive such unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Debentures which have not been validly withdrawn. If such waiver constitutes a material change to this exchange offer, Oncor will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and Oncor will extend this exchange offer to the extent required by law.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

     Registered holders of Old Debentures, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the Letter of Transmittal.

     All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the Letter of Transmittal DO NOT APPLY to these beneficial owners.

     Registered Holders

     A registered holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either

     O certificates for such tendered Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal or

     O the holder must comply with the guaranteed delivery procedures described below.

     The Old Debentures will be properly tendered if the Letter of Transmittal and other required documents are received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not validly withdrawn prior to the Expiration Date will constitute an agreement between such holder and Oncor in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD DEBENTURES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT

TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD DEBENTURES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO ONCOR. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered

     O by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or

     O    for the account of an Eligible Institution (as defined below).

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (Eligible Institution).

     If a Letter of Transmittal is signed by a person other than the registered holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond power signed by such registered holder as such registered holder's name appears on such Old Debentures.

     If a Letter of Transmittal or any Old Debentures or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person or persons should so indicate when signing. Moreover, unless waived by Oncor, evidence satisfactory to Oncor, must be submitted with the Letter of Transmittal as to such person or persons authority to so act.

     DTC Participants

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either

     O the Letter of Transmittal or facsimile thereof, with any required signature guarantees or

     O    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. The Exchange Agent will make a request to establish an account with respect to the Old Debentures at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

     The term "agent's essage" means a message, electronically transmitted by DTC to, and received by, the Exchange Agent, and forming a part of the Book-Entry Confirmation (as defined in the Letter of Transmittal), which states that DTC has received an express acknowledgement from a beneficial owner of Old Debentures stating that such beneficial owner has received and agrees to be bound by, and makes each of the representations and warranties contained in the Letter of Transmittal, and that such beneficial owner agrees that Oncor may enforce the Letter of Transmittal against such beneficial owner.

     Guaranteed Delivery Procedures

     Holders who wish to tender their Old Debentures and

     O    whose Old Debentures are not immediately available,

     O who cannot deliver their Old Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or

     O who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

               (1) the tender is made through an Eligible Institution;

               (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder, the certificate number(s) of such Old Debentures (unless tender is to be made by book-entry transfer) and the principal amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Debentures, in proper form for transfer, or Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

               (3) the certificates and/or other documents referred to in clause (2) above are received by the Exchange Agent within the time specified above.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Debentures according to the guaranteed delivery procedures set forth above.

     Miscellaneous

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Debentures and withdrawal of tendered Old Debentures will be determined by Oncor in its sole discretion, which determination will be final and binding. Oncor reserves the absolute right to reject any and all Old Debentures not properly tendered or any tendered Old Debentures that Oncor's acceptance of which would, in the opinion of Oncor's counsel, be unlawful. Oncor also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Debentures. Oncor's interpretation of the terms and conditions of this exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as Oncor shall determine. Although Oncor intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Debentures, none of Oncor, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Old Debentures will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not properly tendered (and which have not been cured or waived) will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

     New Debentures will only be issued after timely receipt by the Exchange Agent of (1) certificates for the Old Debentures tendered for exchange or a timely Book-Entry Confirmation of such Old Debentures into the Exchange Agent's account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof) and (3) all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Debentures are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Debentures will be returned, without expense, to the tendering holder thereof (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Old Debentures will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of this exchange offer.

     Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See PLAN OF DISTRIBUTION.

     Oncor reserves the right in its sole discretion to purchase or make offers for any Old Debentures that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

WITHDRAWAL OF TENDERS OF OLD DEBENTURES

     Except as otherwise provided herein, tenders of Old Debentures may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To validly withdraw a tender of Old Debentures in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

     O specify the name of the person having deposited the Old Debentures to be withdrawn, which Oncor refers to as the "Depositor,"

     O identify the Old Debentures to be withdrawn (including the certificate number (unless tendered by book-entry transfer)),

     O be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Debentures register the transfer of such Old Debentures in the name of the person withdrawing the tender, and

     O specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. If Old Debentures have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Debentures, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Oncor, which determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Consequently, no New Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are properly retendered. Validly withdrawn Old Debentures may be properly retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of this exchange offer. Requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Debentures should be directed to the Exchange Agent addressed as follows:

                     THE BANK OF NEW YORK
                     By Registered of Certified Mail, Overnight Courier:
                     Corporate Trust Operations
                     Reorganization Unit
                     101 Barclay Street - 7 East
                     New York, New York 10286

                     By Hand:
                     Corporate Trust Services Window
                     Lobby Level
                     101 Barclay Street
                     New York, New York 10286

                     Attention: Diane Amoroso

                     By Telephone:  (212) 298-1915
                     By Facsimile:   (212) 815-3738

FEES AND EXPENSES

     Oncor will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of Oncor and its affiliates.

     Oncor has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. Oncor, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Oncor will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Debentures and in handling or forwarding tenders for exchange for their customers.

     Oncor will pay all transfer taxes, if any, applicable to the exchange of the Old Debentures pursuant to this exchange offer. If, however, certificates representing Old Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Debentures tendered, or if tendered Old Debentures are registered in the name of any person other than the person signing the related Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Debentures pursuant to this exchange offer, then the amount of any resulting transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     Oncor will record the New Debentures at the same carrying value as the Old Debentures for which they are exchanged, which is the aggregate principal amount of the tendered Old Debentures, as reflected in Oncor's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Debentures.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the Old Debentures will not have appraisal or dissenters' rights in connection with this exchange offer.

                        DESCRIPTION OF THE NEW DEBENTURES

     The following description sets forth certain terms and provisions of the New Debentures.

GENERAL

     Oncor issued the Old Debentures, and will issue the New Debentures under the Indenture, as supplemented by an officer's certificate. The provisions of the Indenture, as supplemented, are incorporated herein by this reference and the Indenture as so supplemented is available upon request to the Trustee. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Debentures or the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the New Debentures and the Indenture, including definitions of certain terms used in the Indenture. Oncor also includes references in parentheses to certain sections of the Indenture. Whenever Oncor refers to particular sections or defined terms of the Indenture herein, such sections or defined terms are incorporated by reference herein.

     The New Debentures are two separate series of debt securities that Oncor may issue under the Indenture. The New Debentures and all other debt securities (including any Remaining Old Debentures) issued under the Indenture are collectively referred to herein as Indenture Securities. The Indenture permits Oncor to issue an unlimited amount of Indenture Securities from time to time. All Indenture Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Indenture Securities of such series or to reestablish additional terms of such series. This means that Oncor may from time to time, without the consent of the existing holders of the New Debentures of any series, create and issue further Indenture Securities having the same terms and conditions as the New Debentures in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Indenture Securities. Additional Indenture Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Indenture Securities, including the New Debentures.

     The New Debentures of each series will be identical in all material respects to the Old Debentures of the respective series, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Debentures are not applicable to the New Debentures. The New Debentures of each series will be of the same series as the respective series of Old Debentures, and will be considered as a single class for purposes of any acts of Holders (such as voting and consents) under the Indenture.

     To the extent any Old Debentures are not exchanged for New Debentures, those Old Debentures will remain outstanding under the Indenture and will rank pari passu with the New Debentures. The New Debentures of each series (and any Remaining Old Debentures) and other Indenture Securities issued under the Indenture will rank equally with all of Oncor's other unsecured and unsubordinated debt and junior to Oncor's secured debt, including debt issued under Oncor's 1983 Mortgage and 2002 Secured Indenture. Upon a release date, as defined in the 2002 Secured Indenture, debt outstanding under the 2002 Secured Indenture will cease to be secured and will rank equally with the New Debentures of each series (and any Remaining Old Debentures) and other Indenture Securities issued under the Indenture. As of September 30, 2002, Oncor had an aggregate of approximately $3.1 billion of secured debt outstanding under the 1983 Mortgage and 2002 Secured Indenture.

     The New Debentures will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Debentures will initially be issued in book-entry form and will be represented by one or more fully registered global certificates. Such global certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in these global certificates will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of such beneficial interests will not receive certificates representing their beneficial interests in the New Debentures. See "Book-Entry" below.

     The New Debentures may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INTEREST

     The New 2007 Debentures will mature on September 1, 2007, and the New 2022 Debentures will mature on September 1, 2022, in each case, unless redeemed prior to the respective date of maturity. Interest on the Debentures of each series will:

     O be payable in U.S. dollars at the rate of 5% with respect to the New 2007 Debentures and at the rate of 7% with respect to the New 2022 Debentures;

     O be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period;

     O be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2003, and at maturity;

     O accrue from the date of the last interest payment on the Old Debentures, and if no such interest has been paid on the Old Debentures then interest will accrue from August 30, 2002; and

     O be paid to the persons in whose names the New Debentures are registered at the close of business on February 15 for the March 1 interest payment date and on August 15 for the September 1 interest payment date. Oncor shall not be required to make transfers or exchanges of the Debentures for a period of 15 calendar days next preceding an interest payment date.

     The covenants contained in the Indenture will not afford holders of New Debentures protection in the event of a highly-leveraged transaction involving Oncor.

OPTIONAL REDEMPTION

     Oncor may redeem the New Debentures of each series, in whole or in part, at its option, at any time prior to their maturity. Oncor will give notice of its intent to redeem the New Debentures at least 30 days prior to the redemption date. If Oncor redeems all or any part of the New Debentures of any series, it will pay a "make-whole" redemption price equal to the greater of

     o 100% of the principal amount of the New Debentures of such series being redeemed or

     o the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the New Debentures of such series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 20 basis points with respect to the New 2007 Debentures or (ii) 30 basis points with respect to the New 2022 Debentures, plus, in each case, accrued interest on those New Debentures of such series to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Debentures.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

     "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

     "Independent Investment Banker" means the Reference Treasury Dealer appointed by Oncor.

     "Reference Treasury Dealer" means Barclays Capital Inc., and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Oncor shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Debentures or portions thereof called for redemption.

PAYMENT AND PAYING AGENTS

     Interest on each New Debenture payable on any interest payment date will be paid to the person in whose name that New Debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Debenture, the defaulted interest may be paid to the holder of that New Debenture as of the close of business on a date between 10 and 15 days before the date proposed by Oncor for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that New Debenture may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

     Principal, premium, if any, and interest on the New Debentures at maturity will be payable upon presentation of the New Debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for Oncor. However, Oncor may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. Oncor may change the place of payment on the New Debentures, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at the discretion of Oncor. (Indenture, Section 702.)

REGISTRATION AND TRANSFER

     The transfer of New Debentures may be registered, and New Debentures may be exchanged for other New Debentures of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) Oncor may designate one or more additional places, or change the place or places previously designated, for the registration of transfer and the exchange of the New Debentures. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the New Debentures. However, Oncor may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. Oncor will not be required to execute or to provide for the registration of transfer or the exchange of

     O    any New Debenture during the 15 days before an interest payment date;

     O any New Debenture during the 15 days before giving any notice of redemption; or

     O any New Debenture selected for redemption except the unredeemed portion of any New Debenture being redeemed in part.

     (Indenture, Section 305.)

LIMITATION ON SECURED DEBT

     So long as any of the Indenture Securities remain outstanding, Oncor will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding Indenture Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

     O Oncor makes effective provision whereby all New Debentures and other affected Indenture Securities then outstanding will be secured equally and ratably with such Secured Debt; or

     o Oncor delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the New Debentures and other affected Indenture Securities then outstanding and meeting certain other requirements set forth in the Indenture.

     "Secured Debt" means Debt created, issued, incurred or assumed by Oncor which is secured by a lien upon any of Oncor's property (other than Excepted Property, as defined below under - "Consolidation, Merger and Conveyance of Assets"). For purposes of this covenant, any Capitalized Lease Liabilities of Oncor will be deemed to be Debt secured by a lien on Oncor's property.

     "Debt" means:

     O Oncor's indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which Oncor is obligated to repay such borrowed money;

     O    any guaranty by Oncor of any such indebtedness of another person; and

     O    any Capitalized Lease Liabilities of Oncor.

     "Debt" does not include, among other things:

     O indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

     O any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

     O obligations under any lease agreement that are not Capitalized Lease Liabilities; or

     o any liens securing indebtedness, neither assumed nor guaranteed by Oncor nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Oncor for substation, transmission line, transportation line, distribution line or right of way purposes.

     "Permitted Secured Debt" means, as of any particular time:

     O first mortgage bonds issued under the 1983 Mortgage, and bonds issued under any other mortgages and deeds of trust of Oncor, designated as "Class A Bonds" under the 2002 Secured Indenture prior to the release date, as defined in the 2002 Secured Indenture;

     O securities issued under the 2002 Secured Indenture, so long as such securities are secured by the lien of the 2002 Secured Indenture;

     O Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

     O Secured Debt secured by Purchase Money Liens (as defined in the Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by Oncor, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien (as defined in the Indenture) shall extend to or cover any of Oncor's property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by Oncor;

     O Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Oncor, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

     o Secured Debt (i) which is related to the construction or acquisition of property not previously owned by Oncor or (ii) which is related to the financing of a project involving the development or expansion of Oncor's property and (iii) in either case, the obligee in respect of which has no recourse to Oncor or any of Oncor's property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above; and

     o in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor's Net Tangible Assets or 10% of Oncor's Capitalization.

     "Net Tangible Assets" means the amount shown as total assets on Oncor's unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on Oncor's unconsolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     "Capitalization" means the total of all the following items appearing on, or included in, Oncor's unconsolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination and
(ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of Oncor's capital stock held in Oncor's treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

     "Capitalized Lease Liabilities" means the amount, if any, shown as liabilities on Oncor's unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by Oncor, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     (Indenture, Section 707.)

DEFEASANCE

     Oncor will be discharged from its obligations on the New Debentures of a particular series if it irrevocably deposits with the Trustee or any paying agent, other than Oncor, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of New Debentures. (Indenture, Section 801.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     Under the terms of the Indenture, Oncor may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity its Electric Utility Property, unless:

     O the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as an entirety or substantially as an entirety is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes Oncor's obligations on all Indenture Securities then outstanding under the Indenture;

     O in the case of a lease, such lease is made expressly subject to termination by Oncor or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

     O Oncor shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indenture; and

     O immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations under the Indenture and on the Indenture Securities then outstanding unless Oncor elects to waive such release and discharge. (Indenture, Section 1203.)

     The Indenture does not prevent or restrict:

     O any conveyance or other transfer, or lease, of any part of Oncor's Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof, or

     O any conveyance, transfer or lease of any of Oncor's properties where Oncor retains Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Indenture Securities, and any other outstanding debt securities that rank equally with, or senior to, the Indenture Securities with respect to such Electric Utility Property, other than any bonds held by the trustee under the 2002 Secured Indenture. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that Oncor selects and that is approved by the Trustee.

     O    (Indenture, Section 1205.)

     "Electric Utility Property" means property of Oncor which is comprised of substantially all tangible properties of Oncor in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of Excepted Property, as defined below. (Indenture, Section 101.)

     "Excepted Property" means among other things, the following types of property: property located outside of Texas; cash and securities; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, transition property, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Electric Utility Property; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not necessary for the operation or maintenance of electric transmission and distribution facilities, machinery, equipment or fixtures; coal, lignite, ore, gas, oil and other minerals and timber rights; electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; leasehold interests; and any and all property not acquired or constructed by Oncor for use in its electric transmission and distribution business. (Indenture, Section 101.)

     The terms of the Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (Indenture, Section 1204.)

EVENTS OF DEFAULT

     "Event of default," when used in the Indenture with respect to Indenture Securities, means any of the following:

     O failure to pay interest on any Indenture Security for 30 days after it is due;

     O failure to pay the principal of or any premium on any Indenture Security when due;

     O failure to perform any other covenant in the Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities;

     O events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture; or

     O any event of default included in any supplemental indenture or officer's certificate for a particular series of Indenture Securities.

(Indenture, Sections 901 and 1301.)

REMEDIES

     If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities may declare the principal amount of all of the Indenture Securities to be due and payable immediately.

     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

     O    Oncor has paid or deposited with the Trustee a sum sufficient to pay:

          (1)  all overdue interest on all outstanding Indenture Securities;

          (2) the principal of and premium, if any, on the outstanding Indenture Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

          (3)  interest on overdue interest to the extent lawful; and

          (4)  all amounts due to the Trustee under the Indenture; and

     O any other event of default under the Indenture with respect to the Indenture Securities of a particular series has been cured or waived as provided in the Indenture.

     (Indenture, Section 902.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

     Other than its duties in case of an event of default under the Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

     No holder of Indenture Securities will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

     O the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

     O the holders of a majority in aggregate principal amount of the outstanding Indenture Securities have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     O the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Indenture Securities, inconsistent with the written request of holders referred to above.

(Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of an Indenture Security for payment of the principal, premium, if any, or interest on the Indenture Security on or after the applicable due date. (Indenture, Section 908.)

     Oncor will provide to the Trustee an annual statement by an appropriate officer as to Oncor's compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

MODIFICATION AND WAIVER

     Without the consent of any holder of Indenture Securities, Oncor and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

     O to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Indenture Securities;

     O to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon Oncor;

     O to add additional events of default under the Indenture for all or any series of Indenture Securities;

     O to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, it will become effective only:

          (1) when the consent of the holders of Indenture Securities of such series has been obtained in accordance with the Indenture; or

          (2) when no Indenture Securities of the affected series remain outstanding under the Indenture;

     O    to provide additional security for any Indenture Securities;

     O to establish the form or terms of Indenture Securities of any other series as permitted by the Indenture;

     O to provide for the authentication and delivery of bearer securities with or without coupons;

     O to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

     O to provide for the procedures required for use of a noncertificated system of registration for the Indenture Securities of all or any series;

     O to change any place where principal, premium, if any, and interest shall be payable, Indenture Securities may be surrendered for registration of transfer or exchange and notices to Oncor may be served;

     O to amend and restate the Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect; or

     O    to cure any ambiguity or inconsistency.

     (Indenture, Section 1301.)

     The holders of at least a majority in aggregate principal amount of the Indenture Securities of all series then outstanding may waive compliance by Oncor with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Indenture Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Indenture Security of any series affected. (Indenture, Section 913.)

     If the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1301.)

     The consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Indenture Security of each series so directly affected:

     O change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount of any Indenture Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Indenture Security;

     O reduce the percentage in principal amount of the outstanding Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

     O modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Indenture Securities of any series.

     O    (Indenture, Section 1302.)

     A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Indenture Securities, or modifies the rights of the holders of Indenture Securities of one or more series, will not affect the rights under the Indenture of the holders of the Indenture Securities of any other series. (Indenture, Section 1302.)

     The Indenture provides that Indenture Securities owned by Oncor or anyone else required to make payment on the Indenture Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     Oncor may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but Oncor shall have no obligation to do so. If Oncor fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding Debentures shall be computed as of the record date. (Indenture, Section 104.)

     Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Indenture Security will bind every future holder of that Indenture Security and the holder of every Indenture Security issued upon the registration of transfer of or in exchange for that Indenture Security. A transferee will also be bound by acts of the Trustee or Oncor in reliance thereon, whether or not notation of that action is made upon the Indenture Security. (Indenture, Section 104.)


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


RESIGNATION OF A TRUSTEE

     The Trustee may resign at any time by giving written notice to Oncor or may be removed at any time by act of the holders of a majority in principal amount of all series of Indenture Securities then outstanding delivered to the Trustee and Oncor. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

NOTICES

     Notices to holders of New Debentures will be given by mail to the addresses of such holders as they may appear in the security register for New Debentures. (Indenture, Section 106.)

TITLE

     Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any New Debenture is registered as the absolute owner of that New Debenture, whether or not such New Debenture may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The Indenture and the New Debentures will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The Trustee under the Indenture will be The Bank of New York. In addition to acting as Trustee, The Bank of New York also acts as trustee under each of the 1983 Mortgage and the 2002 Secured Indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of Oncor and its affiliates. The Bank of New York will also act as the Exchange Agent. Oncor and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

BOOK-ENTRY

     The certificates representing the New Debentures will be issued in fully registered form, without coupons. The New Debentures will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Debentures represented by such global certificate for all purposes under the Indenture and the New Debenturs. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.


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


     Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Debenture for any reason, including to sell New Debentures to persons in jurisdictions which require such delivery of such New Debentures or to pledge such New Debentures, such holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures, the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     DTC will take any action permitted to be taken by a holder of New Debentures only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the New Debentures as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Debentures, DTC will exchange a global certificate for certificated New Debentures, which it will distribute to its participants.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Debentures represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by Oncor within 90 days, Oncor will issue certificated New Debentures in exchange for a global certificate.

     Oncor will make all payments of principal and interest in immediately available funds.

     Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Debentures that are not certificated New Debentures will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Debentures.

     The information under this sub-caption "Book-Entry" concerning DTC and DTC's book-entry system has been obtained from sources that Oncor believes to be reliable, but Oncor does not take any responsibility for the accuracy of this information.


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


            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of exchanging Old Debentures for New Debentures and of the ownership and disposition of the New Debentures as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, Oncor's counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with New Debentures held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Debentures as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Debentures other than pursuant to their initial issuance and distribution, and who acquire New Debentures other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

     The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     PROSPECTIVE HOLDERS OF NEW DEBENTURES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW DEBENTURES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, a "United States Holder" means a beneficial owner of an Old Debenture or a New Debenture that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of an Old Debenture or a New Debenture that is not a United States Holder.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     An exchange of Old Debentures for New Debentures in this exchange offer will not constitute a taxable exchange of the debentures for United States federal income tax purposes. Rather, the New Debentures will be treated as a continuation of the Old Debentures. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Debentures for New Debentures, and the holder will have the same tax basis and holding period in the holder's New Debentures as the holder had in the Old Debentures immediately before the exchange.

UNITED STATES HOLDERS

          PAYMENTS OF INTEREST

     Stated interest on a New Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

          SALE, EXCHANGE AND RETIREMENT OF THE NEW DEBENTURES

     Upon the sale, exchange or retirement of New Debentures (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax


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


basis in the New Debentures. The holder's adjusted tax basis in the New Debentures will be, in general, its initial purchase price for the Old Debentures it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Debentures will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Debentures are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held for more than one year, and at a maximum rate of 18% where the property is purchased after December 31, 2000, and held for more than five years.

NON-UNITED STATES HOLDERS

          NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

               Payments of Interest

     Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Debentures if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with Oncor or Oncor's paying agent confirming that the holder is the beneficial owner of the New Debentures and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Debentures on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if Oncor has actual knowledge or reason to know that the beneficial owner of the New Debentures is a United States Holder, Oncor must disregard any certificate or statement to the contrary and withhold federal income tax.

     The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of Oncor's stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to Oncor through stock ownership. Oncor will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

               Sale, Exchange and Retirement of the New Debentures

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Debenture (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Debenture as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Debenture will be treated in the same manner as payments of interest on the New Debenture made to the Non-United States Holder, as described above.

          NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

               Payments of Interest

     Interest paid on a New Debenture that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the New Debentures) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. Oncor will not withhold United States federal income tax on interest paid on a New Debenture to a Non-United States Holder if the holder furnishes Oncor with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in


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

the case of Non-United States Holders who are not engaged in a trade or business within the United States.

          Sale, Exchange or Retirement of the New Debentures

     Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Debenture that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Debentures are subject to information reporting unless the holder establishes an exemption.

     Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Debentures may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for 2002 and 2003 is 30%; for 2004 and 2005, 29%; for 2006 though 2010, 28%; and for
2011 and later years, 31%.

     Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

     Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Debentures unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

     In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Debentures paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Debentures to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     As discussed under THE EXCHANGE OFFER in this prospectus, based on an interpretation of the staff of the SEC, New Debentures issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Debentures (other than any such holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Debentures.

     Each broker-dealer that receives New Debentures for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Oncor will not receive any proceeds from any sale of New Debentures by broker-dealers.

     New Debentures received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participated in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the registered exchange offer, Oncor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Oncor has agreed with the Initial Purchasers of the Old Debentures to pay expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Old Debentures) other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives New Debentures for its own account pursuant to this exchange offer agrees that, upon receipt of notice from Oncor of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements therein not misleading (which notice Oncor agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Oncor has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Debentures received in exchange for an unsold allotment of Old Debentures purchased directly from Oncor.

                                     EXPERTS

     The combined financial statements of Oncor as of December 31, 2001 and 2000, and for the three years ended December 31, 2001, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein. Such combined financial statements have been included in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.


                         VALIDITY OF THE NEW DEBENTURES

     Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams, Dallas, Texas, will pass upon the validity of the New Debentures for Oncor. However, all matters of Texas law will be passed upon only by Hunton & Williams, Dallas, Texas. At November 30, 2002, the fair market value of securities of TXU owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of Oncor in connection with the preparation of this prospectus and the registration statement was approximately $163,750 and $95,000, respectively. Robert A. Wooldridge, a partner at Hunton & Williams, is a member of the governing board of certain subsidiaries of TXU Corp., including Oncor. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing board of certain subsidiaries of TXU Corp.

                              FINANCIAL STATEMENTS


INDEX TO FINANCIAL STATEMENTS                                               PAGE
                                                                            ----

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     Independent Auditors' Report........................................... F-2

     Statements of Combined Income for the years
     ended December 31, 2001, 2000 and 1999................................. F-3

     Statements of Combined Cash Flows for the years
     ended December 31, 2001, 2000 and 1999................................. F-4

     Combined Balance Sheets as of December 31, 2001 and 2000............... F-5

     Statements of Combined Shareholder's Equity for the years
     ended December 31, 2001, 2000 and 1999................................. F-6

     Notes to Financial Statements.......................................... F-7

NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

     Condensed Statements of Consolidated Income for the
     three and nine months ended September 30, 2002 and 2001................F-20

     Condensed Statements of Consolidated Comprehensive Income for the
     three and nine months ended September 30, 2002 and 2001................F-20

     Condensed Statements of Consolidated Cash Flows for the
     nine months ended September 30, 2002 and 2001..........................F-21

     Condensed Consolidated Balance Sheets as of September 30, 2002
     and December 31, 2001..................................................F-22

     Notes to Financial Statements..........................................F-23

INDEPENDENT AUDITORS' REPORT

Oncor Electric Delivery Company:

We have audited the accompanying combined balance sheets of Oncor Electric Delivery Company (Oncor) and the businesses that comprise Oncor, as of December 31, 2001 and 2000, and the related statements of combined income, cash flows and shareholder's equity for each of the three years in the period ended December 31, 2001. The combined financial statements include the accounts of Oncor and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of Oncor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Oncor and related businesses as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 2002

                         ONCOR ELECTRIC DELIVERY COMPANY
                          STATEMENTS OF COMBINED INCOME


                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                     2001            2000            1999
                                                                     ----            ----            ----
                                                                               MILLIONS OF DOLLARS

Operating revenues............................................     $2,314         $ 2,081         $ 1,931
                                                                   ------         -------         -------

Operating expenses
     Operation and maintenance................................        920             811             710
     Depreciation and amortization............................        239             232             211
     Income taxes.............................................        118             118             100
     Taxes other than income..................................        543             436             423
                                                                  -------         -------          ------
          Total operating expenses............................      1,820           1,597           1,444
                                                                  -------         -------          ------

Operating income..............................................        494             484             487

Other income (deductions)
     Other income (deductions) -- net.........................          2               3              17
     Income tax expense.......................................         (1)             (2)             (6)
                                                                  -------         -------          ------
          Total other income (deductions).....................          1               1              11
                                                                  -------         -------          ------

Income before interest and other charges......................        495             485             498

Interest income...............................................         --               1               2

Interest expense and other charges
     Interest.................................................        274             264             281
     Allowance for borrowed funds used during construction....         (7)             (4)             (4)
                                                                  -------         -------          ------
          Total interest expense and other charges............        267             260             277
                                                                  -------         -------          ------

Net income....................................................    $   228         $   226          $  223
                                                                  =======         =======          ======

 See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                        STATEMENTS OF COMBINED CASH FLOWS


                                                                                                       YEAR ENDED DECEMBER 31,
                                                                                                 2001         2000            1999
                                                                                                 ----         ----            ----
                                                                                                     MILLIONS OF DOLLARS

Cash flows-- operating activities
      Net income................................................................              $   228      $   226         $   223
      Adjustments to reconcile net income to cash provided by operating activities:
        Depreciation and amortization ..........................................                  324          316             246
        Deferred income taxes and investment tax credits -- net ................                   33          (24)            137
        Changes in operating assets and liabilities:
          Accounts receivable...................................................                  (23)         (27)             65
          Accounts payable -- affiliates........................................                   28          (60)             69
          Accounts payable -- trade.............................................                   --            2              --
          Interest and taxes accrued............................................                   74            5             (79)
          Other -- net..........................................................                   11            3             (38)
                                                                                              -------      -------         -------
                   Cash provided by operating activities.......................                   675          441             623
                                                                                              -------      -------         -------

Cash flows-- financing activities
      Increase in debt allocated from US Holdings...............................                  400          575              50
      Retirements/repurchases of debt allocated from US Holdings................                 (920)        (159)           (601)
      Repurchase of common stock of US Holdings allocated to Oncor..............                 (455)        (248)           (226)
      Advances from affiliates-- net............................................                  964          (83)            686
      Debt premium, discount, financing and reacquisition expenses..............                  (55)          (4)            (23)
                                                                                              -------      -------         -------
           Cash provided by (used in) financing activities......................                  (66)          81            (114)
                                                                                              --------     -------         --------

Cash flows-- investing activities
      Capital expenditures......................................................                 (635)        (517)           (489)
      Other.....................................................................                   39           12             (20)
                                                                                              -------      -------         -------
           Cash used in investing activities....................................                 (596)        (505)           (509)
                                                                                              -------      -------         -------

Net change in cash and cash equivalents.........................................                   13           17              --

Cash and cash equivalents-- beginning balance...................................                   22            5               5
                                                                                              -------      -------         -------

Cash and cash equivalents-- ending balance......................................              $     35     $    22         $     5
                                                                                              ========     =======         =======

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                             COMBINED BALANCE SHEETS


                                                                                   DECEMBER 31,
                                                                           2001                  2000
                                                                           ----                  ----
                                   ASSETS                                      MILLIONS OF DOLLARS
Current assets:
  Cash and cash equivalents......................................        $    35              $    22
  Accounts receivable............................................            131                  108
  Materials and supplies inventories -- at average cost..........             38                   32
  Prepayments....................................................             29                   26
  Other current assets...........................................              7                    5
                                                                         -------              -------
      Total current assets.......................................            240                  193

Investments......................................................             54                   53
Property, plant and equipment-- net..............................          5,802                5,445
Due from TXU Energy .............................................            787                  182
Regulatory assets-- net..........................................          1,605                2,266
Deferred debits and other assets.................................              7                   10
                                                                         -------              -------
      Total assets...............................................        $ 8,495              $ 8,149
                                                                         =======              =======

                       LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Long-term debt due currently...................................        $   370              $   217
  Advances from affiliates.......................................            108                  842
  Accounts payable:
      Affiliates.................................................             43                   15
      Trade                                                                   50                   50
  Customer deposits..............................................             81                   79
  Taxes accrued..................................................            170                   88
  Accrued interest...............................................             54                   62
  Other current liabilities......................................            130                   90
                                                                         -------              -------
      Total current liabilities..................................          1,006                1,443

Accumulated deferred income taxes................................          1,204                1,117
Investment tax credits...........................................             79                   85
Other deferred credits and noncurrent liabilities................            223                  220
Long-term debt, less amounts due currently.......................          3,282                2,752

Contingencies (Note 10)

Shareholder's equity.............................................          2,701                2,532
                                                                         -------              -------

      Total liabilities and shareholder's equity.................        $ 8,495              $ 8,149
                                                                         =======              =======

   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                   STATEMENTS OF COMBINED SHAREHOLDER'S EQUITY


                                                                                     DECEMBER 31,
                                                                         2001            2000           1999
                                                                         ----           -----           ----
                                                                               MILLIONS OF DOLLARS

Balance at beginning of year.......................................   $ 2,532         $ 2,554        $ 2,557
    Net income.....................................................       228             226            223
    Repurchase of common stock of US Holdings allocated to Oncor...      (455)           (248)          (226)
    Conversion of advances to capital..............................       396
                                                                      -------         -------
Balance at end of year.............................................   $2,701          $ 2,532        $ 2,554
                                                                      ======          =======        =======

  See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Oncor is a regulated electric utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 30 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Oncor is managed as a single, integrated electric energy delivery business; consequently, there are no separate reportable business segments.

     Business Restructuring -- Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that, by January 1, 2002, each electric utility separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (PUCT). This business separation plan and the March 2000 application to the PUCT laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the PUCT on October 31, 2001, as of January 1, 2002, US Holdings transferred:

     O    its regulated electric T&D business to Oncor;

     O    its unregulated electric power generation business to TXU Energy; and

     O    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the regulated electric T&D business of TXU SESCO was transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

     The diagrams below summarize TXU's principal US legal entities and their relationships before and after the restructuring.

CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - Before Restructuring
Top Box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas Company, TXU Electric Company
Next level - 1 box (under first box), labeled - TXU Energy Trading Company

Right Column
Title (centered over column) - After Restructuring
Top box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas Company, US Holdings* Next level - 2 boxes under second box, labeled (left to right) - TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) - TXU Generation Holdings Company LLC, TXU Energy Trading Company LP, TXU Energy Retail Company LP

-------------------
*Formerly TXU Electric Company

                               [GRAPHIC OMITTED]

     Basis of Presentation and Combination -- The businesses that form Oncor were operated as fully integrated utilities of US Holdings and TXU SESCO.

     Effective January 1, 2002, the T&D operations of US Holdings were unbundled and combined with the T&D operations of TXU SESCO to form Oncor. The combined financial statements of Oncor present the historical financial position, results of operations and cash flows of the T&D operations of US Holdings and TXU SESCO that were combined. These businesses were operated by subsidiaries of TXU under common ownership and common management for the periods presented.

     The financial information of US Holdings' T&D business included in the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical Oncor revenues were determined by unbundling the T&D component of revenues from US Holdings' bundled rate charged to customers. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. In connection with the Business Separation Agreement, Oncor and TXU Energy have agreed on how the related advances and intercompany accounts will be settled. This resulted in the reclassification of $437 million as an intercompany receivable from TXU Energy, to be paid over the term of the securitization bonds (see Note 3), with an offset to advances from affiliates. The amounts for prior years have been reclassified to conform to the current proposed settlement terms. There was no effect on earnings or shareholder's equity as a result of such reclassification. Certain other reclassifications have been made to the prior year assets, liabilities and cash flows to conform to the current year presentation.

     The financial information of TXU SESCO's T&D business included in the combined financial statements was derived from the separate historical financial statements of TXU SESCO.

     Certain expenses of US Holdings were not allocated to either Oncor or TXU Energy. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

     Management believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented.

     The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated business' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. These combined financial statements reflect the transfer from TXU Energy to Oncor of all regulatory assets and liabilities that would be subject to finalization at true-up of stranded costs, as required by the 1999 Restructuring Legislation, with a corresponding amount recorded as due from or to TXU Energy. Any changes to the regulatory assets and liabilities and any final determination of stranded costs at true-up will result in adjustments to the amount due from or to TXU Energy and will be reflected in earnings of TXU Energy as an extraordinary item in accordance with Statement of Financial Accounting Standards (SFAS) No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." (see Regulatory Settlement Plan in Note 3.)

2.   SIGNIFICANT ACCOUNTING POLICIES

     Combination -- The combined financial statements were prepared on the basis described above and are in conformity with accounting principles generally accepted in the United States of America. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     Comprehensive Income -- There were no items affecting comprehensive income for the periods reported; therefore, comprehensive income is the same as net income.

     Use of Estimates -- The preparation of Oncor's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. In addition, see Note 1 for discussion of estimates used and methodologies employed to derive the combined financial statements.

     System of Accounts -- The accounting records of Oncor are maintained in accordance with the Federal Energy Regulatory Commission's Uniform System of Accounts as adopted by the PUCT.

     Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over 40 years. Annual goodwill amortization of $0.8 million ceased after December 31, 2001 and remaining goodwill is subject to an impairment-based review procedure. (See Changes in Accounting Standards below.) At December 31, 2001 and 2000, goodwill of $25 million and $26 million, respectively, is included in investments and is stated net of accumulated amortization of $7 million and $6 million, respectively.

     Property, Plant and Equipment -- T&D property, plant and equipment is stated at original cost. The cost of T&D property additions includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property is stated at cost.

     Allowance For Funds Used During Construction -- AFUDC is a regulatory accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant being constructed. Oncor used AFUDC rates of 6.6% in 2001 and 9.0% in 2000 and 1999.

     Valuation of Long-Lived Assets -- Oncor evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Changes in Accounting Standards below for a discussion of changes in valuation criteria for long-lived assets effective January 1, 2002.

     Regulatory Assets and Liabilities -- The combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from US Holdings' and TXU SESCO's T&D operations and those assigned from US Holdings that arose from generation operations. (See Note 3.)

     Revenue Recognition -- Electric T&D sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery service from the meter reading date to the end of the period.

     Depreciation of Property, Plant and Equipment -- Depreciation of electric utility plant is generally based upon an amortization of the original cost of depreciable properties on a straight-line basis over the estimated service lives of the properties. Depreciation of all other plant and equipment generally is determined by the straight-line method over the estimated useful life of the asset. Depreciation as a percent of average depreciable property approximated 2.9% for 2001, 2.9% for 2000 and 2.8% for 1999.

     Oncor capitalizes computer software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These costs are being amortized over periods ranging from five to seven years.

     Income Taxes -- Oncor's operations are included in the consolidated federal income tax return of TXU, and federal income taxes are allocated to subsidiaries of TXU based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109, "Accounting for Income Taxes", provide that regulated enterprises are permitted to recognize such deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

     Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

     Changes in Accounting Standards -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as extended by SFAS No. 137 and amended by SFAS No. 138, became effective for Oncor on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

     Oncor had no derivatives at December 31, 2001 and 2000. Therefore, adoption of SFAS No. 133 as of January 1, 2001 had no effect on its combined financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for Oncor for transfers on or after April 1, 2001. SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, which have been incorporated in the financial statements. The adoption of SFAS No. 140 did not affect reported results.

     SFAS No. 141, "Business Combinations", became effective for Oncor on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

     SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting and the discontinuance of goodwill amortization.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

     For standards not yet adopted, Oncor is evaluating the potential impact on its financial position and results of operations.

3.     REGULATIONS, RATES AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY
       IN TEXAS

     1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

     o provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power generation company, a REP and a T&D company or separate T&D companies;

     o authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

     o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

     o provides for a true-up in 2004 of stranded costs based on market determinations;* and

     o provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below.*

-------------
* The application of these provisions to US Holdings will change in the event the settlement plan proposed to the PUCT is approved. See Regulatory Settlement Plan below.

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the PUCT that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that are principally related to deregulation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the PUCT staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the PUCT, which has held a hearing and has received briefs from the parties. A decision could be made as early as April 18, 2002. While Oncor is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. Oncor does not believe that its net financial results will be materially affected if the settlement plan is not approved.

     The major terms of the settlement plan relating to Oncor are:

     o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as collection or disbursement agent, and Oncor has no rights or obligations with respect to any such amounts collected or refunded.

     o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to generation-related regulatory assets and liabilities.

     o Lawsuit and Regulatory Proceeding Resolution-- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     IMPLEMENTATION OF THE 1999 RESTRUCTURING LEGISLATION -- As noted in the appropriate sections of the following discussion, the settlement plan filed with the PUCT by US Holdings, if adopted, will result in final determination concerning certain provisions of the legislation. If the settlement plan is not approved, certain other proceedings discussed below will not be resolved.

     Transmission and Distribution Rates -- All REPs operating in Oncor's certificated service area, including TXU Energy, pay the same rates and other charges for distribution services. All other distribution companies in ERCOT pay Oncor the same rates and other charges for transmission services. Oncor's distribution rates are based on amounts of energy delivered. Transmission rates are "postage stamp" rates that do not vary with the distance of energy transmitted. The transmission and distribution rates that are in effect as of January 1, 2002 for Oncor are based upon the resolution of US Holdings' rate case brought before the PUCT, which is discussed below.

     Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of US Holdings' and TXU SESCO's revenues, with a corresponding regulatory liability recorded.

     On June 4, 2001, the PUCT issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001 required Oncor to refund through reduced rates (which will necessitate a corresponding reimbursement from TXU Energy), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the PUCT to vacate the portions of its orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court of Texas denied the petition. The PUCT's decision continues to be under appeal to the Travis County, Texas District Court.

     Stranded Cost Recovery (see Regulatory Settlement Plan above) -- In October 1999, US Holdings filed an application with the PUCT for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payment in the form of a non-bypassable charge from retail customers. On May 1, 2000, the PUCT signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the PUCT's financing order, affirmed other aspects of the PUCT's financing order, and ordered the case remanded to the PUCT for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow Oncor to issue transition bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the PUCT for determination of the final amount of permitted securitization. The PUCT has begun the remand proceeding (Docket No. 24892). Oncor cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the PUCT. If the regulatory settlement plan described above is approved by the PUCT, issues involving securitization will be resolved.

     As noted above, the principal and interest on the transition bonds would be secured by payments from retail consumers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.84 billion. Once transition bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the transition bonds. Any amount of the $1.84 billion which is in excess of the cash flows from transition bonds will be expensed at the time such shortfall, if any, is determined.

     OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

4.   SHORT-TERM FINANCING

     Oncor is provided short-term financing by TXU or affiliated companies. Oncor had short-term advances from affiliates of $108 million and $842 million as of December 31, 2001 and 2000, respectively. Average short-term borrowings outstanding from affiliates were $475 million and $859 million during 2001 and 2000, respectively. Weighted average interest rates on advances were 3.08% and 7.36% on December 31, 2001 and 2000, respectively.

5.   LONG-TERM DEBT

     Long-term debt represents the portion of US Holdings' debt outstanding during the periods that was allocated to Oncor. Interest expense on the allocated debt reflects interest associated with the historical debt of US Holdings supporting the T&D business, primarily using a blend of prevailing short-term and long-term weighted-average interest rates.

                                                                                     DECEMBER 31,
                                                                                     ------------
                                                                                   2001           2000
                                                                                   ----           ----
First Mortgage Bonds:
     Fixed rate (6.25% to 8.875% due 2002 to 2025).............................   $1,978         $2,251
     Variable rate (2.47% due 2003)............................................      400            575
Long-term advances from affiliates..............................................   1,200              -
Other ..........................................................................      74            143
                                                                                  ------         ------
     Total long-term debt......................................................    3,652          2,969
Less amounts due currently......................................................     370            217
                                                                                  ------         ------
     Total long-term debt, less amounts due currently..........................   $3,282         $2,752
                                                                                  ======         ======


     US Holdings' first mortgage bonds are secured by a mortgage with a major financial institution. Upon transfer of US Holdings' T&D assets to Oncor, Oncor assumed US Holdings' mortgage and the first mortgage bonds outstanding thereunder.

     At December 31, 2001, $1.2 billion of advances from affiliates have been classified as long-term debt because Oncor currently anticipates refinancing these borrowings with long-term debt to be issued during 2002. Oncor has no obligation to repay and does not anticipate repayment of these advances within 12 months should the refinancing not occur. The interest rate on long-term advances from affiliates was 3.08% as of December 31, 2001.

      Sinking fund and maturity requirements for the years 2002 through 2006 under long-term debt instruments outstanding at December 31, 2001 were as follows:


     2002..............................................................     $370
     2003..............................................................      704
     2004..............................................................      220
     2005..............................................................       92
     2006..............................................................        -

6.   SHAREHOLDER'S EQUITY

     Oncor was formed as a Texas corporation in November 2001. As of December 31, 2001, Oncor had 100 million shares of no par value common stock authorized, and 1,000 shares of common stock issued and outstanding.

     As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 should consist of approximately 40% shareholder's equity and 60% debt (total debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the PUCT are based. Accordingly, $396 million of advances from affiliates were converted to capital during 2001.

7.   INCOME TAXES

     The components of income tax expense are as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                          2001      2000      1999
                                                                          ----      ----      ----
Charged (credited) to operating expenses:
  Current:
Federal...........................................................        $ 83     $ 135     $ (38)
    State.........................................................           1         7         1
                                                                          ----     -----     -----
        Total.....................................................          84       142      (37)
                                                                          ----     -----     -----
  Deferred:
    Federal
    Depreciation differences and capitalized construction costs...          14        19        71
    Other.........................................................          25       (38)       71
                                                                          ----     -----     -----
        Total.....................................................          39       (19)      142
                                                                          ----     -----     -----
    Investment tax credits........................................          (5)       (5)      (5)
                                                                          ----     -----     -----
        Total to operating expenses...............................         118       118       100
                                                                          ----     -----     -----
Charged to other income:
    Current - Federal.............................................           1         2         6
                                                                          ----     -----     -----
        Total ....................................................        $119     $ 120     $ 106
                                                                          ====     =====     =====


     Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                          2001      2000      1999
                                                                          ----      ----      ----
Income before income taxes.........................................       $347     $ 346     $ 329
                                                                          ====     =====     =====

Income taxes at the US federal statutory rate of 35%...............       $121     $ 121     $ 115
      Amortization of investment tax credits.......................         (5)       (5)       (5)
      Other........................................................          3         4        (4)
                                                                          ----     -----     -----
Income tax expense.................................................       $119     $ 120     $ 106
                                                                          ====     =====     =====

 Effective tax rate................................................         34%       35%       32%


     The components of Oncor's deferred tax assets and deferred tax liabilities are as follows:

                                                                                      DECEMBER 31,
                                                      ------------------------------------------------------------------------------
                                                                     2001                                      2000
                                                      ----------------------------------        ------------------------------------
                                                       TOTAL       CURRENT    NONCURRENT         TOTAL       CURRENT     NONCURRENT
DEFERRED TAX ASSETS
  Alternative minimum tax......................       $   76       $  --       $   76           $  105        $  --       $  105
  Employee benefits............................           74           -           74               66            -           66
  Deferred benefits of state income taxes......           10           -           10               50            -           50
  Regulatory liability.........................          124           -          124              141            -          141
  Other........................................           99          15           84              102           14           88
                                                      ------       -----       ------           ------        -----       ------
      Total deferred tax assets..............            383          15          368              464           14          450
                                                      ------       -----       ------           ------        -----       ------
DEFERRED TAX LIABILITIES
  Depreciation differences and capitalized
      construction costs.......................          832           -          832              850            -          850
  Securitizable regulatory assets..............          633           -          633              559            -          559
  Deferred state income taxes..................           18           -           18               96            -           96
  Other........................................          100          11           89               74           12           62
                                                      ------       -----       ------           ------        -----       ------
      Total deferred tax liability...........          1,583          11        1,572            1,579           12        1,567
                                                      ------       -----       ------           ------        -----       ------
  NET DEFERRED TAX (ASSET) LIABILITY ..........       $1,200       $  (4)      $1,204           $1,115        $  (2)      $1,117
                                                      ======       =====       ======           ======        =====       ======



                                                                                      DECEMBER 31,
                                                      ------------------------------------------------------------------------------
                                                                     2001                                      2000
                                                      ----------------------------------        ------------------------------------
                                                        NET         NET         NET              NET          NET            NET
                                                      CURRENT     CURRENT    NONCURRENT        CURRENT      CURRENT       NONCURRENT
                                                       ASSET     LIABILITY    LIABILITY         ASSET      LIABILITY      LIABILITY
                                                      -------    ---------   ----------        -------     ---------      ----------
SUMMARY OF DEFERRED INCOME TAXES
  US Federal...................................       $    4       $   -       $1,192           $    -        $   2       $1,026
  State........................................            -           -           12                4            -           91
                                                      ------        ----       ------           ------        -----       ------
      Total....................................       $    4       $   -       $1,204           $    4        $   2       $1,117
                                                      ======       =====       ======           ======        =====       ======




     At December 31, 2001, Oncor had approximately $76 million of alternative minimum tax credit carryforwards available to offset future tax payments.

     Oncor's income tax returns are subject to audit by applicable tax authorities. The IRS is currently examining the returns of TXU and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits.

8.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Oncor is a participating employer in the TXU Retirement Plan (Retirement
Plan), a defined benefit pension plan sponsored by TXU. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. At December 31, 2001, the fair value of Retirement Plan assets was $3.3 billion and the total of pension obligations, including net actuarial losses, was $3.0 billion, discounted at 7.5%.

     All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU's policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

     The allocated net periodic pension cost (benefit) applicable to Oncor was $(14) million for 2001, $(15) million for 2000 and $8 million for 1999. Estimated accrued pension cost applicable to Oncor as of December 31, 2001 and 2000 was $25 million and $41 million, respectively. Contributions were $1 million, $1 million and $14 million in 2001, 2000 and 1999, respectively.

     In addition, Oncor's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU common stock. Contributions to the Thrift Plan by TXU aggregated $16 million for 2001 and $15 million for 2000 and 1999.

     In addition to the Retirement Plan and the Thrift Plan, Oncor participates with TXU and certain other affiliated subsidiaries of TXU to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefit cost related to Oncor for these plans was $27 million in 2001, $27 million in 2000 and $44 million in 1999. Estimated accrued postretirement benefits obligations as of December 31, 2001 and 2000 were $115 million and $108 million, respectively. Contributions paid by Oncor to fund postretirement benefits other than pensions were $20 million, $19 million and $21 million in 2001, 2000 and 1999, respectively. At December 31, 2001, the fair value of assets of the TXU plan was $190 million, and the total of benefit obligations, including net actuarial gains and losses, was $506 million.

     The liabilities for accrued pension cost and accrued post-retirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded may be subject to revision based on the final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of Oncor's significant financial instruments as of December 31, 2001 were as follows:

                                                                          DECEMBER 31, 2001          DECEMBER 31, 2000
                                                                        ---------------------      --------------------
                                                                        CARRYING       FAIR        CARRYING        FAIR
                                                                         AMOUNT        VALUE        AMOUNT        VALUE
                                                                         ------        -----        ------        -----

ON BALANCE SHEET LIABILITIES:
  Long-term debt (including current maturities).....................    $3,652         $3,682      $2,969         $2,991

     The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

10.  COMMITMENTS AND CONTINGENCIES

     Leases -- Oncor has entered into operating leases covering various facilities and properties including transportation equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2001, 2000 and 1999 were $15 million, $16 million and $15 million, respectively.

     Future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001, were as follows:


     YEAR
     2002...........................................................  $   4
     2003...........................................................      4
     2004...........................................................      3
     2005...........................................................      3
     2006...........................................................      3
     Thereafter.....................................................     15
                                                                      -----
         Total future minimum lease payments........................  $  32
                                                                      =====

     Subsequent to December 31, 2001, Oncor entered into a twelve-year operating lease agreement for office facilities effective August 1, 2002. Minimum lease commitments under this agreement are $1 million beginning in 2004, $3 million each year in 2005 and 2006, and $22 million thereafter.

     Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit if no settlement is reached, and management does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operation or cash flows.

     General -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

11.  SUPPLEMENTARY FINANCIAL INFORMATION

     Credit Risk -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's customers consist primarily of REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a T&D utility pursuant to the terms of tariffs adopted by the PUCT. Additionally, the PUCT's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the T&D services provided and invoiced by Oncor are to its affiliated REPs, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

     Accounts Receivable -- At December 31, 2001 and 2000, accounts receivable are stated net of uncollectible accounts of $4 million and $2 million, respectively.

     Sale of Receivables -- Prior to January 1, 2002, US Holdings and TXU Gas Company sold certain customer accounts receivable to a wholly-owned, bankruptcy-remote unconsolidated subsidiary of TXU Corp. (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility was amended to add TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2001, Oncor's portion of US Holdings' receivables sold to TXU Receivables Company then outstanding under the program was $231 million. The receivables were sold in exchange for cash of $125 million and $104 million in subordinated notes issued to the originators, with $2 million representing costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. As of December 31, 2000, Oncor's portion of US Holdings' receivables sold under a prior facility was $110 million. The subordinated notes receivable from TXU Receivables Company are included in accounts receivables in the consolidated balance sheet.

     Property, Plant and Equipment --

                                                             DECEMBER 31,
                                                             ------------
                                                         2001            2000
                                                         ----            ----
Transmission....................................      $ 1,982          $ 1,771
Distribution....................................        6,138            5,831
Other ..........................................          433              370
                                                      -------          -------
    Total.......................................        8,553            7,972
Less accumulated depreciation...................        2,922            2,704
                                                      -------          -------
    Net of accumulated depreciation.............        5,631            5,268
Construction work in progress...................          149              155
Property held for future use....................           22               22
                                                      -------          -------
    Net property, plant and equipment...........      $ 5,802          $ 5,445
                                                      =======          =======

     Capitalized software costs of $131 million at December 31, 2001 are included in other property, plant and equipment. Amortization expense of $7 million and $12 million related to software costs was recorded in 2001 and 2000, respectively.

     Affiliate Transactions -- In addition to the accounts receivable program with TXU Receivables Company, Oncor enters into transactions with TXU and other affiliates. Interest expense related to advances from TXU and other affiliates was $40 million, $54 million and $43 million for 2001, 2000 and 1999, respectively. TXU, through an affiliate, billed Oncor $197 million, $176 million and $170 million for 2001, 2000 and 1999, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, Oncor billed a net of $43 million, $74 million, and $94 million for 2001, 2000, and 1999, respectively, to TXU and other affiliates primarily for employee services and other administrative services at cost.

     Based on the Business Separation Agreement, Oncor has receivables due from TXU Energy arising from the restructuring of US Holdings to form Oncor and TXU Energy as follows (see Note 1):

     o Mitigation - Under the terms of the settlement plan discussed in Note 3, Oncor will implement an excess mitigation credit of $350 million with interest, to be returned to REPs, including TXU Energy, over a two-year period beginning January 1, 2002. TXU Energy will reimburse Oncor for the credit and related interest. Oncor's financial statements reflect the $350 million due from TXU Energy and a regulatory liability for the excess mitigation credit.

     o Securitization - Under the terms of the settlement plan, Oncor will issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the revenue associated with the non-bypassable charge to customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

     Supplemental Cash Flow Information --

                                                         YEAR ENDED DECEMBER 31
                                                         ----------------------
                                                         2001     2000     1999
                                                         ----     ----     ----
Cash payments/(refunds):
  Interest (net of AFUDC)............................... $261     $251     $282
  Income taxes..........................................   33      125      (33)
Non-cash financing activities:
  Conversion of advances to capital ....................  396        -        -
  Non-cash advances from affiliates..................... (101)      47      113

     Regulatory Assets and Liabilities -- Oncor's regulatory assets (liabilities) consist of those transferred from TXU Energy related to generation operations and those arising from its T&D operations.

                                                      DECEMBER 31,
                                                 ----------------------
                                                  2001            2000
                                                 ------           -----
    Under-recovered fuel........................   $  -          $  852
    Mitigation..................................   (350)           (396)
    Investment tax credit related
      and protected excess deferred taxes.......      -            (250)
    Other ......................................      -              49
                                                 ------          ------
        Total generation-related................   (350)            255
                                                 ------          ------

    Subject to securitization...................  1,841           1,865
                                                 ------          ------

    Securities reacquisition costs .............    116             128
    Other ......................................     (2)             18
                                                 ------          ------
        Total T&D-related.......................    114             146
                                                 ------          ------

        Net regulatory assets................... $1,605          $2,266
                                                 ======          ======

                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)


                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                           ------------------                ------------------
                                                          2002            2001            2002             2001
                                                          ----            ----            ----             ----
                                                                           MILLIONS OF DOLLARS

Operating revenues..................................    $    557        $    650        $  1,551        $  1,655
                                                        --------        --------        --------        --------

Operating expenses..................................
    Operation and maintenance.......................         193             204             560             606
    Depreciation and amortization...................          65              60             196             178
    Income taxes....................................          47              65             109              94
    Taxes other than income.........................          97             139             284             388
                                                        --------        --------        --------        --------
        Total operating expenses....................         402             468           1,149           1,266
                                                        --------        --------        --------        --------

Operating income....................................         155             182             402             389

Interest income - affiliates........................          11               -              34               -

Other income........................................           -               1               2               4

Other deductions....................................           1               2               4               5

Nonoperating income taxes...........................           3               -               9               -

Interest expense and other charges..................          66              69             193             212
                                                        --------        --------        --------        --------

Net income                                              $     96        $    112        $    232        $    176
                                                        ========        ========        ========        ========



            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (UNAUDITED)


                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                           ------------------                ------------------
                                                          2002            2001            2002             2001
                                                          ----            ----            ----             ----
                                                                           MILLIONS OF DOLLARS

Net income............................................  $     96        $    112        $    232        $    176
                                                        --------        --------        --------        --------

Other comprehensive income (loss) -
  Net change during period, net of tax effect:
    Cash flow hedges:
      Net change in fair value of derivatives
        (net of tax benefit of $ -, $ -, $14, and $ -)         -               -             (25)              -
                                                        --------        --------        --------        --------
        Total.........................................         -               -             (25)              -
                                                        --------        --------        --------        --------

Comprehensive income..................................  $     96        $    112        $    207        $    176
                                                        ========        ========        ========        ========

  See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                                                 -----------------
                                                                                                2002            2001
                                                                                              --------        --------
                                                                                                  MILLIONS OF DOLLARS

Cash flows - operating activities
    Net income..............................................................................  $    232        $    176
    Adjustments to reconcile net income to cash provided by operating activities:
        Depreciation and amortization.......................................................       216             193
        Deferred income taxes and investment tax credits - net..............................       125             (23)
    Changes in operating assets and liabilities.............................................      (511)            122
                                                                                              --------        --------
        Cash provided by operating activities...............................................        62             468
                                                                                              --------        --------

Cash flows - financing activities
    Issuances of long-term debt.............................................................     2,200             400
    Retirements/repurchases of debt.........................................................      (580)           (175)
    Repurchase of common stock..............................................................      (100)           (239)
    Net issuances of commercial paper.......................................................       103               -
    Net change in advances from affiliates..................................................    (1,245)             34
    Debt premium, discount, financing and reacquisition expense.............................       (42)             (4)
                                                                                              --------        --------
        Cash provided by financing activities...............................................       336              16
                                                                                              --------        --------

Cash flows - investing activities
    Capital expenditures....................................................................      (389)           (497)
    Other...................................................................................       (43)             12
                                                                                              --------        --------
        Cash used in investing activities...................................................      (432)           (485)
                                                                                              --------        --------

Net change in cash and cash equivalents.....................................................       (34)             (1)

Cash and cash equivalents - beginning balance...............................................        35              22
                                                                                              --------        --------

Cash and cash equivalents - ending balance..................................................  $      1        $     21
                                                                                              ========        ========


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                                   2002             2001
                                                                               -------------    ------------
                                                                                    MILLIONS OF DOLLARS
                                     ASSETS
Current assets
    Cash and cash equivalents.................................................   $      1         $     35
    Accounts receivable
        Affiliates............................................................        277                -
        Trade.................................................................         69              131
    Materials and supplies inventories - at average cost......................         39               38
    Due from TXU Energy.......................................................        197              170
    Other current assets......................................................         58               36
                                                                                 --------         --------
        Total current assets..................................................        641              410

    Investments...............................................................         54               54
    Property, plant and equipment - net.......................................      6,003            5,802
    Due from TXU Energy.......................................................        457              617
    Regulatory assets - net...................................................      1,757            1,605
    Deferred debits and other assets..........................................         36                7
                                                                                 --------         --------
        Total assets..........................................................   $  8,948         $  8,495
                                                                                 ========         ========
                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities
    Notes payable - commercial paper..........................................   $    103         $      -
    Long-term debt due currently..............................................        722              370
    Advances from affiliates..................................................         30              108
    Accounts payable
        Affiliates............................................................          -               43
        Trade.................................................................         36               50
    Customer deposits.........................................................          2               81
    Taxes accrued.............................................................        140              170
    Accrued interest..........................................................         75               54
    Other current liabilities.................................................         83              130
                                                                                 --------         --------
        Total current liabilities.............................................      1,191            1,006

Accumulated deferred income taxes.............................................      1,317            1,204
Investment tax credits........................................................         75               79
Other deferred credits and noncurrent liabilities.............................        216              223
Long-term debt, less amounts due currently....................................      3,341            3,282

Contingencies (Note 6)

Shareholder's equity (Note 4).................................................      2,808            2,701
                                                                                 --------         --------

    Total liabilities and shareholder's equity................................   $  8,948         $  8,495
                                                                                 ========         ========


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution (T&D) businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     BUSINESS RESTRUCTURING - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

     o    its electric T&D assets to Oncor;

     o    its unregulated power generation assets to subsidiaries of TXU Energy;
          and

     o    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the T&D assets of TXU SESCO, a subsidiary of TXU Corp., were transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

2.   SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The T&D operations that were combined to form Oncor were part of fully integrated public utility businesses of subsidiaries of TXU Corp., under common ownership and control for the periods presented prior to January 1, 2002. The financial statements of Oncor as of December 31, 2001 and for the three and nine months ended September 30, 2001 present the financial position, results of operations and cash flows of the combined T&D operations of US Holdings and TXU SESCO. The financial statements for periods subsequent to January 1, 2002 present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which had been previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

     The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled T&D operations of US Holdings actually existed as a separate entity, its results of operations could have differed materially from those included in the historical financial statements presented herein.

     The condensed consolidated financial statements of Oncor have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     REVENUE RECOGNITION -- Electric T&D fees are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

     INCOME TAXES - Oncor is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. Oncor uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis.

     CHANGES IN ACCOUNTING STANDARDS - Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill ($0.8 million annually) ceased effective January 1, 2002.

     In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or nine month periods ended September 30, 2001. The annual test for impairment will be made as of October 1 each year.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard effective with 2003 reporting.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.   FINANCING ARRANGEMENTS

     CREDIT FACILITIES - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:

                                                                                               CREDIT FACILITIES
                                                                             -------------------------------------------------------
                                                                             AT SEPTEMBER 30,2002             AT NOVEMBER 5, 2002(A)
                                                                             --------------------             ----------------------
                                                           AUTHORIZED        FACILITY   LETTERS OF CASH          LETTERS  OF CASH
FACILITY                                  EXPIRATION DATE  BORROWERS         LIMIT      CREDIT     BORROWINGS    CREDIT   BORROWINGS
---------                                 ---------------  ----------        --------   ---------- ----------    -------- ----------
                                                                                              (MILLIONS OF DOLLARS)
364-Day Revolving Credit Facility........ April 2003       US Holdings, TXU
                                                           Energy, Oncor     $ 1,000    $    81    $     -       $    88     $   912
Five -Year Revolving Credit Facility(b).. February 2005    US Holdings         1,400        462          -           461         939
Three-Year Revolving Credit Facility..... May 2005         TXU Corp.             500         --        350             -         500
Standby Liquidity Facility............... November 2002    US Holdings           400          -          -             -         400
Standby Liquidity Facility............... November 2002    US Holdings, TXU
                                                           Energy, Oncor         400          -          -             -         400
                                                                             -------    -------    -------       -------     -------

     Total (c)...........................                                    $ 3,700    $   543    $   350       $   549     $ 3,151
                                                                             =======    =======    =======       =======     =======


(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper.

(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.

(c)  Supported commercial paper borrowings.

     On October 30, 2002, Oncor entered into a commitment for a secured credit facility of up to $1 billion. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility will be used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

     In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

     All of the credit facilities discussed above, with the exception of the Oncor commitment dated October 30, 2002, are included in the credit facilities table above.

     Oncor is also provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

     LONG-TERM DEBT - In August 2002, Oncor issued $1.0 billion aggregate principal amount of unsecured debentures in two series in a private placement with registration rights. One series of $200 million is due September 1, 2007 and bears interest at the rate of 5%, and the other series of $800 million is due September 1, 2022 and bears interest at the rate of 7%. Proceeds from the issuance were used by Oncor to repay advances from affiliates and commercial paper.

     In August 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. In June 2002, Oncor redeemed all of its 8% First Mortgage Bonds due June 1, 2002 in the aggregate principal amount of $147 million and in February 2002, Oncor redeemed all of its 8.125% First Mortgage Bonds due February 1, 2002 in the aggregate principal amount of $150 million. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations.

     In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement with registration rights. One series of $700 million is due May 1, 2012 and bears interest at the annual rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the annual rate of 7%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the annual interest rates prior to the issuance of these notes. As a result of the forward interest rate swaps, the effective annual rates of interest on the senior secured notes due in 2012 and 2032 are fixed at 6.65% and 7.26%, respectively. (See Note 7.)

     As of September 30, 2002, the aggregate secured long-term debt of Oncor consisted of $3.1 billion of first mortgage bonds and senior secured notes that are secured by a lien on substantially all of its tangible electric T&D property. US Holdings remains obligated on Oncor's first mortgage bonds. None of the long-term debt obligations of TXU Corp. or US Holdings are guaranteed or secured by Oncor.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

4.  SHAREHOLDER'S EQUITY

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                         2002          2001
                                                    -------------  ------------

Common stock without par value:
    Authorized shares - 100,000,000
    Outstanding - 68,862,000 and 69,000,000.........   $  2,601       $     32
Retained earnings...................................        232          2,669
Accumulated other comprehensive income (loss).......        (25)             -
                                                       --------       --------
    Total shareholder's equity......................   $  2,808       $  2,701
                                                       ========       ========


     The amounts presented as of December 31, 2001 reflect the allocated historical net book value of the T&D operations of US Holdings and TXU SESCO that were combined to form Oncor. On January 1, 2002 these operations were contributed to Oncor as required by the 1999 Restructuring Legislation, and historical equity amounts were assigned to common stock. (See Note 1 for further information concerning the business restructuring.)

     On July 31, 2002, Oncor's Articles of Incorporation were amended to split the shares of common stock on a 69,000-for-1 basis. Shares outstanding for all periods presented have been restated to reflect this stock split.

     In April 2002, Oncor repurchased 69,000 shares of its common stock from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares of its common stock for $50 million. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

5.   REGULATIONS AND RATES

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's orders are upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' 2001 Form 10-K.

     The principal and interest on the securitization bonds would be secured by payments from retail customers to provide recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once the bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the bonds. Any amount of the $1.8 billion which is in excess of the cash flows from the customer payments to service the bonds will be expensed by Oncor at the time such shortfall, if any, is determined. US Holdings is unable to predict when the appeal of the financing order will be concluded; however, assuming the bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the bonds by approximately $130 million.

     OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO, which are named defendants in both suits, are unable to predict the outcome of this litigation.

6.   CONTINGENCIES

     LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU Corp. entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Final versions of the settlement document have been provided to the plaintiff cities for execution. Most of the cities named as plaintiffs in the litigation have accepted the settlement and executed the settlement agreement. If any plaintiff cities decline to execute the settlement, the suit will continue as to those cities. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit against any plaintiff cities that do not execute the settlement. Oncor does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

     GENERAL -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

7.   SUPPLEMENTARY FINANCIAL INFORMATION

     ACCOUNTS RECEIVABLE -- At September 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $1 million and $4 million, respectively. Accounts receivable included $121 million and $50 million in unbilled revenues at September 30, 2002 and December 31, 2001, respectively.

     PROPERTY, PLANT AND EQUIPMENT --

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                         2002          2001
                                                    -------------  ------------

Transmission                                           $  2,053       $  1,979
Distribution                                              6,297          6,110
Other................................................       435            430
                                                       --------       --------
      Total..........................................     8,785          8,519
Less accumulated depreciation........................     3,033          2,888
                                                       --------       --------

      Net of accumulated depreciation................     5,752          5,631
Construction work in progress........................       229            149
Property held for future use.........................        22             22
                                                       --------       --------
      Net property, plant and equipment.............     $6,003         $5,802
                                                       ========       ========

     Capitalized software costs of $132 million at September 30, 2002 and $131 million at December 31, 2001 were included in property, plant and equipment. Amortization expense of $4 million and $12 million relating to these software costs was recorded for the three and nine months ended September 30, 2002, respectively.

     GOODWILL -- At September 30, 2002 and December 31, 2001, goodwill of $25 million, included in investments, is stated net of accumulated amortization of $7 million.

     REGULATORY ASSETS AND LIABILITIES -- Included in regulatory assets -- net are regulatory assets of $2.1 billion and regulatory liabilities of $323 million at September 30, 2002, and regulatory assets of $2.1 billion and regulatory liabilities of $461 million at December 31, 2001. Regulatory assets of $2.0 billion at September 30, 2002 and $1.9 billion at December 31, 2001 were not earning a return. Of the assets not earning a return, $1.8 billion is expected to be recovered over the term of the securitization bonds pursuant to the regulatory settlement plan approved by the Commission. (See Note 5 for further discussion of the settlement plan.) The remaining regulatory assets have an average remaining recovery period of 24 to 43 years.

     DERIVATIVES AND HEDGES -- In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates on the senior secured notes discussed in Note 3. Such contracts were designated as accounting hedges under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," and the fair values of the contracts were reflected in Other Comprehensive Income. These contracts were settled in May 2002 for $39 million in cash. The related amounts included in Other Comprehensive Income will be reclassified into income over the term of the senior secured notes resulting in fixed effective annual interest rates of 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

     As of September 30, 2002, it is expected that $1 million of after tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months.

     AFFILIATE TRANSACTIONS -- Reference should be made to Note 5 regarding the regulatory settlement plan and the Business Separation Agreement between TXU Energy and Oncor. In accordance with the Business Separation Agreement, Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory asset. For the three and nine months ended September 30, 2002, this interest income totaled $6 million and $17 million, respectively. In addition, Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including TXU Energy, for a two-year period. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to the delivery fees billed to REPs. For the three and nine months ended September 30, 2002, the principal payments received on the note receivable totaled $86 million and $133 million, and the interest income totaled $5 million and $17 million, respectively. Oncor also records revenue from TXU Energy for electricity delivery fees. For the three and nine months ended September 30, 2002, these revenues were $441 million and $1.3 billion, respectively. TXU Business Services Company, a subsidiary of TXU Corp., charges Oncor for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three and nine months ended September 30, 2002, these costs totaled $37 million and $108 million, respectively, and are included in operation and maintenance expense.

     SUPPLEMENTAL CASH FLOW INFORMATION -- For the nine month period ended September 30, 2002, there were $91 million in noncash advances to affiliates relating to the transfer, effective January 1, 2002, of certain assets and liabilities associated with US Holdings' retail customers to TXU Energy in connection with the transition to deregulation.

     OTHER INCOME AND DEDUCTIONS -- Other income and deductions consist of several immaterial items.

                                 $1,000,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY

                                OFFER TO EXCHANGE


         $200,000,000                                     $800,000,000
5% EXCHANGE DEBENTURES DUE 2007                  7% EXCHANGE DEBENTURES DUE 2022
     (WHICH ARE REGISTERED                            (WHICH ARE REGISTERED
   UNDER THE SECURITIES ACT)                        UNDER THE SECURITIES ACT)
        FOR ANY AND ALL                                  FOR ANY AND ALL
    5% DEBENTURES DUE 2007                           7% DEBENTURES DUE 2022
  (WHICH ARE NOT REGISTERED                        (WHICH ARE NOT REGISTERED
  UNDER THE SECURITIES ACT)                        UNDER THE SECURITIES ACT)


     Until May 26, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.